Filed Pursuant to Rule 424 (b)(5)
Registration No. 333-92466

PROSPECTUS SUPPLEMENT
(To prospectus dated July 24, 2002)

7,700,000 Equity Units

(Initially Consisting of 7,700,000 Corporate Units)

The St. Paul Companies, Inc.

          We are offering 7,700,000 equity units. The equity units initially will consist of units referred to as corporate units, each with a stated amount of $50. Each corporate unit will include (a) a purchase contract pursuant to which you will agree to purchase from us, for $50, shares of our common stock on August 16, 2005, and (b) a senior note with a principal amount of $50 that is due on August 16, 2007. The senior note will initially be held as a component of your corporate unit and will be pledged to secure your obligation to purchase our common stock under the related purchase contract.

          We will make quarterly contract adjustment payments to you at the rate of 3.75% of the stated amount per year, as described in this prospectus supplement. The senior notes will bear interest at a rate of 5.25% per year, which rate is expected to be reset on or after May 16, 2005. We have the right to defer the contract adjustment payments on the purchase contracts until August 16, 2005, but not the interest payments on the senior notes, as described in this prospectus supplement. The senior notes will not trade separately from the equity units unless and until substitution is made or following early settlement as described in this prospectus supplement. The senior notes are unsecured and rank equally with all our other unsecured senior indebtedness.

          Prior to this offering, there has been no public market for the corporate units. The corporate units have been approved for listing on the New York Stock Exchange, or the NYSE, under the symbol “SPC Pr E,” subject to official notice of issuance. On July 25, 2002, the last reported sale price of our common stock on the NYSE was $24.20 per share.

          In addition to these corporate units, we are concurrently offering 15,500,000 shares of our common stock, plus an additional 2,325,000 shares of our common stock if the underwriters for that offering exercise their over-allotment option in full. Neither offering is conditioned on the other.

          Investing in the equity units involves risks that are described in “Risk Factors” beginning on page S-20 of this prospectus supplement.

	Per Corporate Unit	Total

Public offering price(1)	$50.00	$385,000,000
Underwriting discounts and commissions	$1.50	$11,550,000
Proceeds, before expenses, to The St. Paul Companies, Inc.	$48.50	$373,450,000

(1)	Plus accrued interest and accumulated contract adjustment payments from July 31, 2002, if settlement occurs after that date

          The underwriters may also purchase up to an additional 1,155,000 corporate units at the public offering price less the underwriting discounts and commissions until 13 days after the closing of this offering in order to cover over-allotments, if any.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The corporate units will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 31, 2002.

Joint Book-Running Managers

Merrill Lynch & Co.	Salomon Smith Barney

The date of this prospectus supplement is July 25, 2002

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the equity units offered by this prospectus supplement and accompanying prospectus.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. Unless we have indicated otherwise, or the context otherwise requires, the terms “The St. Paul,” “we,” “us” or “our” mean The St. Paul Companies, Inc. and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the equity units. You should read the entire prospectus supplement, including the “Risk Factors” sections, the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included in the accompanying prospectus under “A Special Note Regarding Forward-Looking Statements.”

The St. Paul Companies, Inc.

      The St. Paul Companies, Inc. and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. We are a management company principally engaged, through our subsidiaries, in providing commercial property-liability insurance. We also have a presence in the asset management industry through our 78% majority ownership of The John Nuveen Company. As a management company, we oversee the operations of our subsidiaries and provide them with capital and management and administrative services. At June 30, 2002, our total assets were $38.2 billion and our total shareholders’ equity was $5.0 billion. In 2001, insurance and reinsurance underwriting accounted for approximately 95% of our consolidated revenues from continuing operations, and asset management operations accounted for approximately 4% of consolidated revenues from continuing operations.

      Our principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and our telephone number is (651) 310-7911.

Recent Developments

Results of Operations

      We suffered significant losses from continuing operations in 2001 and in the first six months of 2002 as a result of a number of factors, certain of which are discussed below. The following discussion should be read together with, and is qualified in its entirety by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements for the year ended December 31, 2001 contained in our current report on Form 8-K dated March 5, 2002 as well as our 2001 report on Form 10-K and our reports on Form 8-K dated June 3, 2002, July 16, 2002 and July 23, 2002. Our results for the first three months of 2002 are reported and discussed in our report on Form 10-Q for that period. The reports on Forms 10-K, 10-Q and 8-K are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

Results of Operations in the First Six Months of 2002

      We reported a net loss for the second quarter of 2002 of $223 million, or $1.09 per diluted share, driven principally by the $380 million after-tax ($585 million pre-tax) impact of the settlement agreement described below under “Asbestos Litigation Settlement Agreement.” Excluding the impact of the settlement agreement, realized investment losses of $24 million, and losses from discontinued operations of $5 million, net income would have been $186 million, or $0.84 per diluted share. The following table summarizes our unaudited results for the second quarter and first six months of 2002 and 2001.

THE ST. PAUL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(in millions, except per share amounts)
Revenues:
Premiums earned	$1,919.6	$1,743.4	$3,854.5	$3,370.8
Net investment income	286.1	300.2	579.2	635.4
Asset management	88.7	85.2	179.4	170.0
Realized investment gains (losses)	(32.5)	6.8	(70.7)	83.5
Other	51.9	27.5	88.8	64.9

Total revenues	2,313.8	2,163.1	4,631.2	4,324.6

Expenses:
Insurance losses and loss adjustment expenses	1,986.3	1,346.4	3,379.4	2,528.9
Policy acquisition expenses	404.8	356.1	814.8	736.1
Operating and administrative	286.5	327.1	605.2	628.4

Total expenses	2,677.6	2,029.6	4,799.4	3,893.4

Income (loss) before income taxes	(363.8)	133.5	(168.2)	431.2

Income tax expense (benefit):
Federal	(152.2)	37.7	(111.4)	123.3
Other	6.6	0.1	13.1	3.1

Total income tax expense (benefit)	(145.6)	37.8	(98.3)	126.4

Income (loss) before cumulative effect of accounting change	(218.2)	95.7	(69.9)	304.8
Cumulative effect of accounting change, net of taxes	—	—	(6.0)	—

Income (loss) from continuing operations	(218.2)	95.7	(75.9)	304.8
Discontinued operations, net of taxes	(4.8)	8.4	(13.8)	1.5

Net income (loss)	$(223.0)	$104.1	$(89.7)	$306.3

Earnings (loss) per share:
Basic	$(1.09)	$0.47	$(0.47)	$1.38
Diluted	$(1.09)	$0.45	$(0.47)	$1.33

Asbestos Litigation Settlement Agreement

      On June 3, 2002 we announced that we and certain of our subsidiaries had entered into an agreement for the settlement of all existing and future claims arising out of any insuring relationship of United States Fidelity and Guaranty Company (“USF&G”), St. Paul Fire and Marine Insurance Company and their affiliates and subsidiaries, including us (collectively, the “USF&G Parties”) with any of MacArthur Company, Western MacArthur Company and Western Asbestos Company (the “MacArthur Companies”). The settlement agreement has been filed as an exhibit to our Report on Form 8-K dated July 23, 2002, which is incorporated by reference herein. This description is qualified in its entirety by the terms of the settlement agreement.

      The settlement agreement provides that the MacArthur Companies will file voluntary petitions under Chapter 11 of the Bankruptcy Code to permit the channeling of all current and future asbestos-related claims solely to a trust to be established pursuant to Section 524(g) of the Bankruptcy Code. Consummation of most elements of the settlement agreement is contingent upon bankruptcy court approval of the settlement agreement as a part of a broader plan for the reorganization of the MacArthur Companies (the “Plan”). Approval of the Plan involves substantial uncertainties that include the need to obtain agreement among existing asbestos plaintiffs, a person to be appointed to represent the interests of unknown, future asbestos plaintiffs, the MacArthur Companies and the USF&G Parties as to the terms of such Plan. Accordingly, there can be no assurance that an acceptable Plan will be developed or that bankruptcy court approval of a Plan will be obtained.

      Upon final approval of the Plan, and upon payment by the USF&G Parties of the amounts described below, the MacArthur Companies will release the USF&G Parties from any and all asbestos-related claims for personal injury, and all other claims in excess of $1 million in the aggregate, that may be asserted relating to or arising from, directly or indirectly, any alleged coverage provided by any of the USF&G Parties to any of the MacArthur Companies, including any claim for extra-contractual relief.

      The after-tax impact on earnings, net of expected reinsurance recoveries and the revaluation and application of asbestos and environmental reserves, will be approximately $380 million. This calculation is based upon payments of $235 million during the second quarter of 2002, and $740 million on the earlier of the final, non-appealable approval of the Plan or January 15, 2003, plus interest on the $740 million from the settlement date to the date of such payment. The $740 million (plus interest) payment, together with $60 million of the original $235 million, shall be returned to the USF&G Parties if the Plan is not finally approved. The settlement agreement also provides for the USF&G Parties to pay $12.45 million and to advance certain fees and expenses incurred in connection with the settlement, bankruptcy proceedings, finalization of the Plan, and efforts to achieve approval of the Plan, subject to a right of reimbursement in certain circumstances of amounts advanced.

      As a result of the settlement, pending litigation with the MacArthur Companies has been stayed pending final approval of the Plan. Whether or not the Plan is approved, $175 million of the $235 million will be paid to the bankruptcy trustee, counsel for the MacArthur Companies, and persons holding judgments against the MacArthur Companies as of June 3, 2002 and their counsel, and the USF&G Parties will be released from claims by such holders to the extent of $110 million paid to such holders.

Actions by Rating Organizations

      As a result of our losses from the September 11, 2001 terrorist attack and our Health Care segment loss reserve strengthening in the fourth quarter of 2001, Standard & Poor’s Ratings Group and Moody’s Investors Services, Inc. lowered our financial ratings. Subsequently, as a result of our decision to more aggressively seek early resolution of certain asbestos-related litigation and our announcement of the settlement agreement described above under “Asbestos Litigation Settlement Agreement,” the following rating actions were taken:

•	on May 17, 2002, Standard & Poor’s placed our ratings on CreditWatch with negative implications;

•	on May 20, 2002, Moody’s Investors Services, Inc. placed our ratings under review for a possible downgrade;

•	on June 3, 2002, A.M. Best Co. lowered our ratings, with a stable outlook;

•	on June 6, 2002, Fitch Ratings placed our ratings on Rating Watch Negative; and

•	on July 16, 2002, Standard & Poor’s lowered our ratings and removed them from CreditWatch, while retaining a negative outlook.

On July 25, 2002, Moody’s announced that it expects to confirm all of our ratings, with a stable outlook, pending completion of this offering and the concurrent offering of 15,500,000 shares of common stock. In addition, on July 25, 2002, Fitch announced that it will remove our ratings from Rating Watch Negative and affirm our ratings, with a Negative Rating Outlook, pending completion of this offering and the concurrent offering of 15,500,000 shares of common stock. See “Risk Factors — Risks Relating to Our Business — A downgrade in our claims-paying and financial strength ratings could significantly reduce the number of insurance policies we write.”

Strategic Withdrawal from Certain Lines of Business

      In the fourth quarter of 2001, we announced our intention:

•	to withdraw from our worldwide Health Care business,

•	to significantly reposition our Reinsurance business by ceasing to write certain types of business and adopting a more transactional approach to underwriting,

•	to cease writing certain types of business in our Lloyd’s operations, and

•	to exit a number of non-U.S. primary insurance markets.

This was part of a strategic effort to focus on those lines of business and market sectors that we believed offer the greatest potential for 2002 and thereafter. Beginning in January 2002, these operations being exited were placed in “runoff,” which means that we have ceased or plan to cease underwriting new business in these operations as soon as possible, consistent with applicable regulatory requirements. We are pursuing the sale of certain operations in runoff. We will continue to maintain appropriate levels of staff to administer the settlement of claims incurred in these runoff operations. In addition, we are continuing to review the role of our Lloyd’s operations in our long-term corporate strategy.

      On April 25, 2002 we announced our intention to transfer our ongoing reinsurance business to a newly formed Bermuda-based reinsurer, Platinum Underwriters Holdings, Ltd. (“Platinum”). That transaction would involve the transfer to Platinum from us of certain tangible and intangible assets in exchange for common shares of Platinum, and Platinum’s agreement to reinsure certain reinsurance contracts written by our subsidiaries and incepting in 2002. The transaction is subject to the successful completion by Platinum of an initial public offering of its common shares. We will retain the liabilities and reserves associated with reinsurance contracts entered into prior to January, 1, 2002. On July 9, 2002, we announced that Platinum’s initial public offering had been postponed due to capital market conditions and that we intend to complete the transaction as market conditions allow. As a result, all reinsurance operations are now being termed “runoff.” There can be no assurance that Platinum’s offering will be consummated in the near term. Pending completion of the Platinum offering, our St. Paul Re operation continues to operate. However, uncertainty relating to the timing of the Platinum offering may adversely affect the value and performance of its business.

      The operations in runoff collectively accounted for $998 million, or 26%, of our net written premiums, and generated negative underwriting results totaling $150 million, in the first six months of 2002 (the underwriting results amount does not include investment income from the assets maintained to support these operations). Approximately $100 million of the underwriting loss resulted from adverse prior year development in our Health Care segment. The operations in runoff do not qualify as “discontinued operations” for accounting purposes; therefore, results from these operations are included, and will continue to be reported during the runoff periods, in their respective property-liability segments, and are reported in “income from continuing operations.” Approximately $6.3 billion of reserves relate to the Health Care and Reinsurance runoff operations. These reserves have a weighted average life of approximately 5.5 years. The payments for claims from these reserves will negatively impact investment income as the invested assets related to the reserves decline.

2001 Results of Operations

      Our consolidated $1.4 billion pre-tax loss from continuing operations in 2001 was driven by $941 million of estimated losses resulting from the terrorist attack in the United States on September 11, 2001, provisions to strengthen prior-year loss reserves in our Health Care segment totaling $735 million, realized investment losses of $94 million, goodwill write-downs totaling $73 million and restructuring charges of $62 million.

      Our estimated net pre-tax loss incurred as a result of the September 11, 2001 terrorist attack totaled $941 million. Our estimated losses were calculated based on a variety of actuarial techniques, coverage interpretations and claims estimation methods. They included an estimate of losses incurred but not reported to us, and an estimate of costs related to the settlement of claims. Our estimate of losses is also based on our belief that property-liability insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry. Our estimate of industry losses is subject to significant uncertainties and may change over time as additional information becomes available. A material increase in our estimate of industry losses would likely cause us to make a corresponding material increase to our provision for losses related to the attack. We believe that our current reserves for the September 11, 2001 terrorist attacks are adequate based on information available to us at this time.

The Offering

What are equity units?

      The equity units consist of units referred to as corporate units and treasury units. The equity units offered will initially consist of 7,700,000 corporate units (8,855,000 corporate units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50. From each corporate unit, the holder may create a treasury unit, as described below.

What are the components of a corporate unit?

      Each corporate unit consists of a purchase contract and, initially, $50 principal amount of our senior notes. The senior note that is a component of each corporate unit is owned by you, but it will be pledged to us to secure your obligations under the purchase contract. If the senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio (as described further below) will replace the senior note as a component of each corporate unit and will be pledged to us to secure your obligations under the purchase contract.

What is a purchase contract?

      Each purchase contract underlying an equity unit obligates the holder to purchase, and us to sell, on August 16, 2005, for $50, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment as described under “Description of the Purchase Contracts — Anti-Dilution Adjustments,” as follows:

•	if the applicable market value (as defined below) of our common stock is equal to or greater than the threshold appreciation price (as defined below) of $29.04, the settlement rate will be 1.7218 shares of our common stock per purchase contract;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price (as defined below), the settlement rate per purchase contract will be that number of shares of our common stock equal to the stated amount of $50 divided by the applicable market value; and

•	if the applicable market value is less than or equal to the reference price, the settlement rate will be 2.0661 shares of our common stock per purchase contract.

      The “applicable market value” means the average of the closing price per share of common stock on the NYSE on each of the 20 consecutive trading days ending on the third trading day immediately preceding the settlement date of August 16, 2005. The “reference price” is $24.20, which is the last reported sale price of our common stock on the NYSE on July 25, 2002.

Can I settle a purchase contract early?

      Each holder has a right to settle a purchase contract at any time using cash, in which case 1.7218 shares of our common stock will be issued pursuant to the purchase contract. See “Description of the Purchase Contracts — Early Settlement.” In addition, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, each holder of a purchase contract will have the right to accelerate and settle such purchase contract at the settlement rate in effect immediately before the cash merger. See “Description of the Purchase Contracts — Early Settlement Upon Cash Merger.”

      Your right to exercise an early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the common stock or other securities deliverable upon settlement of a purchase contract.

What are treasury units?

      Each treasury unit consists of a purchase contract and a 1/20 or 5% undivided beneficial ownership interest in a Treasury security. Each Treasury security is a zero-coupon U.S. Treasury security (CUSIP No. 912803AG8) with a principal amount at maturity of $1,000 that matures on August 15, 2005. The interest in the Treasury security that is a component of each treasury unit will be pledged to us to secure a holder’s obligations under a purchase contract.

How can I create treasury units from corporate units?

      Unless the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, each as described in this prospectus supplement, each holder of corporate units will have the right, at any time prior to the seventh business day immediately preceding August 16, 2005, to substitute for the senior notes held by the collateral agent in respect of such holder’s corporate units zero-coupon U.S. Treasury securities that mature on August 15, 2005 in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. This substitution will create treasury units, and the applicable senior notes will be released to the holder. However, holders of corporate units may not create treasury units during the period commencing on the fourth business day prior to May 16, 2005 and continuing through the fourth business day following that date and, if remarketing on May 16, 2005 fails, a blackout period commencing on the fourth business day prior to July 1, 2005 and continuing through the fourth business day following that date will apply.

      Because U.S. Treasury securities are issued in multiples of $1,000, holders of corporate units may make this substitution only in integral multiples of 20 corporate units. If the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, holders of corporate units may make this substitution only in integral multiples of 32,000 corporate units, at any time on or prior to the second business day immediately preceding August 16, 2005. If such a substitution is made, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable senior notes.

How can I recreate corporate units from treasury units?

      Unless the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, each holder of treasury units will have the right, at any time prior to the seventh business day immediately preceding August 16, 2005, to substitute senior notes for the Treasury securities held by the collateral agent in respect of such holder’s corporate units in a total principal amount of such senior notes equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. This substitution would create corporate units, and the applicable Treasury securities would be released to the holder. However, holders of treasury units may not create corporate units during the period commencing on the fourth business day prior to May 16, 2005 and continuing through the fourth business day following the remarketing date and, if remarketing on May 16, 2005 fails, a blackout period commencing on the fourth business day prior to July 1, 2005 and continuing through the fourth business day following that date will apply.

      Because U.S. Treasury securities are issued in integral multiples of $1,000, holders of treasury units may make this substitution only in integral multiples of 20 treasury units. If the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, holders of the treasury units may make this substitution at any time on or prior to the second business day immediately preceding August 16, 2005, but using the appropriate applicable ownership interest in the Treasury portfolio instead of senior notes, and only in integral multiples of 32,000 treasury units.

What payments am I entitled to as a holder of corporate units?

      Holders of corporate units will be entitled to receive total cash distributions at a rate of 9% of the stated amount of $50 per year, payable quarterly in arrears.

      Cash distributions will consist of interest payments on the senior notes or, if the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing or tax event redemption, distributions in respect of the applicable ownership interest in the Treasury portfolio, at the rate of 5.25% of the stated amount per year and contract adjustment payments payable by us at the rate of 3.75% of the stated amount per year, subject to our right to defer the payment of such contract adjustment payments as described below. We are not entitled to defer interest payments on the senior notes. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the senior notes for United States federal income tax purposes.

What payments am I entitled to if I convert my corporate units to treasury units?

      Holders of treasury units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of 3.75% of the stated amount of $50 per year, subject to our rights of deferral described below. In addition, original issue discount will accrue on each Treasury security.

Does The St. Paul Companies, Inc. have the option to defer current payments?

      We have the right to defer the payment of contract adjustment payments until no later than August 16, 2005. However, such deferred contract adjustment payments would accrue additional amounts at the rate of 9% per year (equal to the rate on the senior notes plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly, to but excluding August 16, 2005.

      If we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit any subsidiary of ours to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares of our capital stock. Our obligations with respect to contract adjustment payments will be subordinate in right of payment to our obligations under any of our senior debt.

      We are not entitled to defer payments of interest on the senior notes.

What are the payment dates for the corporate units?

      The current payments described above in respect of the corporate units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2002. In the case of contract adjustment payments, the payments will be payable to, but excluding, the earlier of August 16, 2005 or the most recent quarterly payment date on or before any early settlement of the purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the senior notes are described below under “— What interest payments will I receive on the senior notes?”

What is remarketing?

      Remarketing allows holders of corporate units to satisfy their obligations under the related purchase contracts by reselling the senior notes through the remarketing agent. Remarketing will be attempted on the third business day immediately preceding May 16, 2005 and, if not then successful, on July 1, 2005, with a final attempt on the third business day immediately preceding August 16, 2005 if the first two attempts are not successful. Holders of corporate units may notify the purchase contract agent on or prior to the fifth business day before August 16, 2005 of their intention to pay cash in order to satisfy their obligations under the purchase contracts and their senior notes will not be included in the final remarketing. The remarketing agent will use its reasonable best efforts to obtain a price of 100.5% of the aggregate principal amount of these senior notes or, with respect to remarketing on dates prior to the final remarketing date, 100.5% of the purchase price for the Treasury portfolio. If the remarketing fails on either of the first two remarketing dates because the remarketing agent cannot obtain a price of 100.5% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the senior notes will continue to be a component of the corporate units and another remarketing will be attempted on the next remarketing date, whereby the remarketing agent will use its reasonable best efforts to obtain a price of 100.5% of the aggregate principal amount of these notes, provided that this final attempt will not be considered to have failed so long as the remarketing agent obtains at least 100% of the aggregate principal amount of these notes. Upon a successful remarketing prior to the final remarketing date, proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will then be substituted for the senior notes and will be pledged to the collateral agent to secure the corporate unit holders’ obligations to purchase our common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the senior notes will automatically be applied to satisfy the corporate unit holders’ obligations to purchase our common stock under the purchase contracts. Upon a successful remarketing on the final remarketing date, the portion of the proceeds from the remarketing equal to the total principal amount of the senior notes will automatically be applied to satisfy in full the corporate unit holders’ obligations to purchase our common stock under the purchase contracts.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price or the aggregate principal amount of the senior notes, as applicable, from any amount of the proceeds in excess of the Treasury portfolio purchase price or the aggregate principal amount of the senior notes, as applicable. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

      If the remarketing of the senior notes is unsuccessful because after all attempts the remarketing agent cannot obtain a price resulting in sufficient proceeds or a condition precedent has not been satisfied, any holder of corporate units that has not exercised its put right and has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding August 16, 2005 will be deemed to have directed, at our election, either (1) the collateral agent to dispose of that holder’s senior notes in accordance with applicable law and at our direction, or (2) us to retain and cancel that holder’s senior notes pledged as collateral, in either case in satisfaction of that holder’s obligations under the purchase contracts.

What is the Treasury portfolio?

      The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2005 in an aggregate amount equal to the principal amount of the senior notes included in the corporate units, and

•	with respect to the scheduled interest payment date on the senior notes that occurs on August 16, 2005, in the case of a successful remarketing of the senior notes, or with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before August 16, 2005 in the case of a tax event redemption, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the senior notes included in the corporate units assuming no reset of the interest rate on the senior notes.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

      Holders of senior notes that are not components of corporate units may elect, in the manner described in this prospectus supplement under “Description of Senior Notes — Optional Remarketing,” to have their senior notes remarketed by the remarketing agent. If your senior notes are not components of corporate units and you do not elect to participate in a remarketing, the interest rate on your senior notes will still be reset at the earliest date upon which senior notes that are components of corporate units are reset as described below under “— When will the interest rate on the senior notes be reset?”

Besides participating in a remarketing, how else will my obligations under the purchase contracts be satisfied?

      Holders of equity units may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

•	through early settlement by the early delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common stock to be delivered in respect of the purchase contracts being settled;

•	in the case of holders of corporate units, by settling the purchase contracts with separate cash on the business day immediately preceding August 16, 2005 pursuant to prior notice in the manner described in this prospectus supplement;

•	in the case of holders of corporate units, by exercising their put right;

•	through early settlement upon a cash merger in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the securities to be delivered in respect of the purchase contracts being settled; or

•	without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

      If the holder of an equity unit settles a purchase contract early, or if the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

What interest payments will I receive on the senior notes?

      Interest payments on the senior notes will be payable initially at the annual rate of 5.25% of the principal amount of $50 per senior note to, but excluding, the reset effective date, which will be the third business day following the day on which a remarketing of the senior notes is successfully completed. Following a reset of the interest rate, the senior notes will bear interest from the date of the settlement of the successful remarketing at the reset rate to, but excluding, August 16, 2007. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the senior notes for United States federal income tax purposes.

What are the payment dates on the senior notes?

      Interest payments on the senior notes will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing on November 16, 2002.

When will the interest rate on the senior notes be reset?

      Unless a tax event redemption (as described in “Description of the Senior Notes — Tax Event Redemption”) has occurred, the interest rate on the senior notes will be reset on the date of a successful remarketing and the reset rate will become effective on the third business day immediately following that date, which is the date of the settlement of the successful remarketing. The interest rate on the senior notes will be reset to the reset rate regardless of whether or not holders of senior notes participate in any remarketing. If the remarketing of the senior notes on the third business day immediately preceding August 16, 2005 also results in a failed remarketing, the interest rate on the senior notes will not be reset.

What is the reset rate?

      In the case of a reset on the third business day immediately preceding May 16, 2005 or July 1, 2005, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for the senior notes included in corporate units to have an aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding August 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for each senior note to have an aggregate market value of 100.5% of the principal amount of the senior note, provided that a remarketing that occurs in connection with a reset on that final reset date will be deemed a successful remarketing so long as the proceeds per senior note are at least 100% of the principal amount of the senior note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law. The resetting of the interest rate on the senior notes will not change the aggregate value of distributions as received by holders of the corporate units. That aggregate rate will remain at the initial rate of 9% of the stated amount of $50 for the quarterly payment payable on August 16, 2005.

What are my rights if the final remarketing fails?

      If the remarketing of the senior notes on the third business day immediately preceding August 16, 2005 has occurred and has resulted in a failed remarketing, holders of senior notes will have the right to put the senior notes to us on August 16, 2005, upon at least two business days’ prior notice, at a price equal to the principal amount, plus accrued and unpaid interest, if any. If a holder of corporate units has exercised its put right but has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding August 16, 2005, the put price will be applied by us in satisfaction of its obligations under the purchase contract on August 16, 2005. If a holder of treasury units has exercised the put right, the put price will be paid to such holder on August 16, 2005.

What is the ranking of the senior notes?

      The senior notes will rank equally with all of our other senior unsecured indebtedness. The indenture does not limit the amount of debt that we or any of our subsidiaries may incur. We are a holding company that conducts substantially all of our operations through our insurance companies and other subsidiaries. As a result, our ability to make payments on our senior notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

When may the senior notes be redeemed?

      The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement under “Description of Senior Notes — Tax Event Redemption.” Following any such redemption of the senior notes, which we refer to as a tax event redemption, prior to May 16, 2005, or prior to July 1, 2005 if the remarketing on the third business day prior to May 16, 2005 shall be unsuccessful, or prior to August 16, 2005 if the remarketing on the third business day prior to July 1, 2005 shall be unsuccessful, holders that own corporate units will own the applicable ownership interest of the Treasury portfolio as a component of their corporate units.

What are the principal United States federal income tax consequences related to the equity units and the senior notes?

      If you purchase equity units in the offering, you will be treated for U.S. federal income tax purposes as having acquired the senior notes and purchase contracts constituting those equity units, and by purchasing those equity units you agree to treat the senior notes and purchase contracts in that manner for all tax purposes. In addition, you agree to treat the senior notes as indebtedness for all tax purposes. You must allocate the purchase price of the equity units between those senior notes and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis in each component of the equity units. We expect to report the fair market value of each senior note as $50 and the fair market value of each purchase contract as $0.

      For U.S. federal income tax purposes, we intend to treat the senior notes as contingent payment debt instruments subject to the “noncontingent bond method” of accruing original issue discount. As discussed more fully under “U.S. Federal Income Tax Consequences — Senior Notes — Original Issue Discount,” the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use an accrual method with respect to interest on the senior notes, (2) to require you, for all accrual periods through May 16, 2005, and possibly thereafter, to accrue interest income in excess of distributions actually received by you, and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the senior notes or the equity units to the extent attributable to the senior notes.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of equity units or instruments similar to equity units, you are urged to consult your tax advisor concerning the tax consequences of an investment in equity units. For additional information, see “Certain United States Federal Income Tax Consequences.”

What are the ERISA considerations?

      Plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986 may invest in the equity units subject to the considerations set forth in “ERISA Considerations.”

Will the equity units be listed on a stock exchange?

      The corporate units have been approved for listing on the NYSE under the symbol “SPC Pr E,” subject to official notice of issuance. Neither the treasury units nor the senior notes will be initially listed. However, if either of those securities are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may, but need not, cause those securities to be listed on the exchange on which the corporate units are then listed.

What are the rights and privileges of the common stock?

      The shares of common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under “Risk Factors — Risks Related to the Equity Units” and in the accompanying prospectus under “Description of Common Stock.”

What are the uses of proceeds from the offering?

      We estimate that the net proceeds from the sale of equity units in this offering will be approximately $373 million (approximately $429 million if the underwriters exercise their over-allotment option in full) and the net proceeds of the sale of 15,500,000 shares of our common stock in the concurrent offering will be approximately $359 million (approximately $413 million if the underwriters exercise their over-allotment option in full), in each case after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use up to $750 million of the net proceeds from this offering and the concurrent offering for contributions to the capital of our insurance company subsidiaries and the remainder, if any, for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repayment of short-term borrowings or acquisitions. See “Use of Proceeds.”

The Offering — Explanatory Diagrams

      The following diagrams demonstrate some of the key features of the purchase contracts, the senior notes, the corporate units and the treasury units, and the transformation of corporate units into treasury units and separate senior notes. The following diagrams assume that the senior notes are successfully remarketed, the interest rate on the senior notes is reset on the third business day immediately preceding May 16, 2005, early settlement does not occur and there are no adjustments to the settlement rate.

Purchase Contract

      Corporate units and treasury units both include a purchase contract under which the holder agrees to purchase, and we agree to sell, shares of our common stock on August 16, 2005. In addition, the purchase contracts include contract adjustment payments as shown in the diagrams on the following pages.

(1)	For each of the percentage categories shown, the percentage of shares to be delivered upon settlement to a holder of corporate units or treasury units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $50, the stated amount, divided by the reference price.

(2)	If the applicable market value of our common stock is less than or equal to $24.20, the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2005.

(3)	If the applicable market value of our common stock is between $24.20 and $29.04, the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.

(4)	If the applicable market value of our common stock is greater than or equal to $29.04, the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.

(5)	The “reference price” is $24.20, which is the last reported sale price of our common stock on the NYSE on July 25, 2002.

(6)	The “threshold appreciation price” is equal to $29.04.

Corporate Unit

•	A corporate unit will consist of two components as illustrated below:

•	The holder owns the senior note but will pledge it to us to secure its obligations under the purchase contract.

•	Following a successful remarketing of the senior notes or a tax event redemption, the applicable ownership interest in the Treasury portfolio will replace the senior notes as a component of the corporate unit.

Treasury Unit

•	A treasury unit will consist of two components as illustrated below:

•	The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract. Each U.S. Treasury security is a zero-coupon U.S. Treasury security (CUSIP No. 912803AG8) that matures on August 15, 2005.

Senior Note

•	Each senior note will have the terms illustrated below:

Transforming Corporate Units into Treasury Units and Senior Notes

•	To create a treasury unit, a holder separates a corporate unit into its two components — the purchase contract and the senior note — and then combines the purchase contract with a zero-coupon Treasury security that matures concurrently with the maturity of the purchase contract.

•	The senior note, which is no longer a component of the corporate unit, is tradeable as a separate security.

•	The holder owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

•	The Treasury security together with the purchase contract constitutes a treasury unit. The senior note, which was previously a component of the corporate unit, is tradeable as a separate security.

•	Following the successful remarketing of the senior notes or a tax event redemption, upon the transformation of a corporate unit into a treasury unit, the applicable ownership interest in the Treasury portfolio, rather than the senior note, will be released to the holder and will trade separately.

•	The holder can also transform treasury units and senior notes into corporate units. Following that transformation, the Treasury security, which is no longer a component of the treasury unit, is tradeable as a separate security.

•	The transformation of corporate units into treasury units and senior notes, and the transformation of treasury units and senior notes into corporate units, require certain minimum amounts of securities, as more fully described in this prospectus supplement

Concurrent Offering of Common Stock

      Concurrently with this offering of equity units, we are offering, by means of a separate prospectus supplement, 15,500,000 shares of our common stock, plus up to an additional 2,325,000 shares of our common stock if the underwriters for that offering exercise their over-allotment option to purchase additional shares of our common stock. The closings of the two offerings are not conditioned on each other, and we cannot assure you that the concurrent common stock offering will be completed.

Summary Selected Consolidated Financial Information

      The following table sets forth selected financial data for each of the years in the five-year period ended December 31, 2001 and the six months ended June 30, 2002 and 2001. We derived the data for the five years ended December 31, 2001 from our audited consolidated financial statements, and the data for the six months ended June 30, 2002 and 2001 from our unaudited consolidated financial statements. You should read this selected financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for 2001 and our current reports on Form 8-K dated July 16, 2002 and July 23, 2002. Each of these reports is incorporated into this prospectus supplement by reference. See “Where You Can Find More Information” in the accompanying prospectus.

	Six Months Ended
	June 30,		Year Ended December 31,

	2002(a)	2001	2001(b)	2000	1999	1998(c)	1997

	(in millions, except per share and ratio amounts)
Consolidated Income Statement Data
Revenues from continuing operations	$4,631	$4,325	$8,943	$7,972	$7,149	$7,315	$7,904
After-tax income (loss) from continuing operations	(76)	305	(1,009)	970	705	187	1,011
Net income (loss)	(90)	306	(1,088)	993	834	89	929
Consolidated Balance Sheet Data (at period end)
Total assets	$38,222	$35,477	$38,321	$35,502	$33,418	$33,211	$32,735
Debt	2,122	1,796	2,130	1,647	1,466	1,260	1,304
Company-obligated mandatorily redeemable preferred securities of trusts	889	337	893	337	425	503	503
Common shareholders’ equity	4,923	6,813	5,056	7,178	6,448	6,621	6,591
Per Common Share Data
Income (loss) from continuing operations	$(0.41)	$1.32	$(4.84)	$4.14	$2.89	$0.73	$4.02
Net income (loss)	(0.47)	1.33	(5.22)	4.24	3.41	0.32	3.69
Dividends declared	0.58	0.56	1.12	1.08	1.04	1.00	0.94
Shares used in computing diluted per common share data	208	228	212	233	246	239	252
Property-Liability Insurance
Statutory combined ratio	116.0	105.2	130.6	104.8	107.9	117.4	103.3

(a)	The results for the six months ended June 30, 2002 include a $380 million after-tax loss related to the settlement of Western MacArthur asbestos litigation.

(b)	The 2001 results include a $612 million after-tax loss resulting from the September 11, 2001 terrorist attack. The 2001 results also include a $40 million after-tax charge resulting from costs (primarily employee-related and occupancy-related) related to our intention, announced in December 2001, to withdraw from several lines of business in our property-liability operations, after-tax provisions to strengthen prior-year loss reserves in our Health Care segment totaling $478 million, after-tax realized investment losses of $61 million, and goodwill write-downs totaling $73 million.

(c)	The 1998 results from continuing operations include charges following our merger with USF&G Corporation. Included are a $140 million after-tax provision to strengthen loss reserves and $184 million of after-tax costs including employee-related, occupancy related and transaction costs and other asset writedowns associated with the merger.

RISK FACTORS

      Before purchasing the equity units, you should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the equity units.

Risks Relating to the Equity Units

You will bear the entire risk of a decline in the market value of our common stock.

      Although as a holder of equity units you will be the beneficial owner of the senior notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our common stock. Prior to August 16, 2005, unless you pay cash to satisfy your obligation under the purchase contract early or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the principal of the applicable ownership interest in the Treasury portfolio when paid at maturity or the proceeds derived from the successful remarketing of the senior notes, in the case of corporate units, or the principal of the Treasury securities when paid at maturity, in the case of treasury units, will automatically be used to purchase a specified number of newly issued shares of our common stock on your behalf. The market value of the common stock that you receive on August 16, 2005 may be less than the effective price per share of $24.20 paid by you for our common stock when you purchased your equity units. Accordingly, you assume the risk that the market value of our common stock may decline, and that the decline could be substantial.

You will receive only a portion of any appreciation in the market value of our common stock.

      Your opportunity for equity appreciation afforded by investing in the equity units is less than your opportunity for equity appreciation if you invested directly in our shares of common stock. This opportunity is less because the market value per share of our common stock to be received by you pursuant to the purchase contract on August 16, 2005 (assuming that the market value per share is the same as the applicable market value of our common stock) will only exceed the effective price per share of $24.20 paid by you for our common stock when you purchased your equity units if the applicable market value of our common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 20% over $24.20). This situation occurs because, in this event, you would receive on August 16, 2005 only approximately 83% (the percentage equal to $24.20 divided by the threshold appreciation price) of the shares of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement.

The trading price of our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the equity units.

      The trading prices of corporate units and treasury units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of shares of our common stock by us or others in the market after the offering of the equity units, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the equity units. Any such arbitrage could, in turn, affect the trading prices of the corporate units, treasury units, senior notes and our common stock.

If you hold equity units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

      If you hold equity units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only be entitled to rights on our common stock if and when we deliver shares of our common stock upon settlement of the purchase contracts on August 16, 2005, or as a result of early settlement of a purchase contract, as the case may be, and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions that occur after that date. For example, if an amendment is proposed to our Certificate of Incorporation or by-laws in connection with a recapitalization of our capital stock and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of our common stock which could materially and adversely affect the price of our common stock.

      The number of shares of our common stock that you are entitled to receive on August 16, 2005 or as a result of early settlement of a purchase contract is subject to adjustment for certain events, including stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of our common stock that you are to receive on August 16, 2005, or as a result of early settlement of a purchase contract, for other events, including issuances of common stock for cash or in connection with employee benefit plans, arrangements or issuances by us or in connection with acquisitions. We are not restricted from issuing additional shares of our common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of our common stock, it may materially and adversely affect the price of our common stock, and, because of the relationship of the number of shares to be received on August 16, 2005 to the price of our common stock, such other events may adversely affect the trading price of corporate units or treasury units.

The secondary market for the equity units may be illiquid, reducing their trading prices.

      It is not possible to predict how corporate units, treasury units or senior notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for our corporate units, our treasury units or the senior notes. The corporate units have been approved for listing on the NYSE, subject to official notice of issuance. If the treasury units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may (but are not required to) endeavor to cause the treasury units or senior notes to be listed on the exchange on which the corporate units are then listed. There can be no assurance as to the liquidity of any market that may develop for the corporate units, the treasury units or the senior notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, if you were to substitute Treasury securities for senior notes or senior notes for Treasury securities, thereby converting your corporate units to treasury units or your treasury units to corporate units, as the case may be, the liquidity of corporate units or treasury units could be adversely affected. Even if our listing application is approved, there can be no assurance that the corporate units will not be delisted from the NYSE or that trading in the corporate units will not be suspended as a result of your election to create treasury units by substituting collateral, which could cause the number of corporate units to fall below the requirement for listing securities on the NYSE that at least 1,000,000 corporate units be outstanding at any time.

Your rights to the pledged securities will be subject to our security interest, thereby limiting your ability to trade such securities.

      Although you will be the beneficial owner of the senior notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to the collateral agent to secure your obligations under the purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts if we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

We may redeem the senior notes upon the occurrence of a tax event.

      We have the option to redeem the senior notes, on not less than 30 days or more than 60 days’ prior written notice, in whole but not in part, at any time before August 16, 2007 if a tax event occurs and continues under the circumstances described in this prospectus supplement under “Description of Senior Notes — Tax Event Redemption” (referred to as a “tax event redemption”). If we exercise this option, we will redeem the senior notes at the redemption amount (as defined in this prospectus supplement). If we redeem the senior notes, we will pay the redemption amount in cash to the holders of the senior notes. If the tax event redemption occurs before May 16, 2005, or before July 1, 2005 if the senior notes are not successfully remarketed on the third business day immediately preceding May 16, 2005, or before August 16, 2005 if the second remarketing on the third business day immediately preceding July 1, 2005 also fails, the redemption amount payable to you as a holder of the corporate units will be distributed to the collateral agent. The collateral agent will, in turn, apply an amount equal to the redemption amount to purchase the Treasury portfolio on your behalf and will remit the remainder of the redemption amount, if any, to the purchase contract agent for payment to you. The Treasury portfolio will then be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the corporate units. If your senior notes are not components of corporate units, you will receive redemption payments directly. There can be no assurance as to the effect on the market prices for the corporate units if we substitute the Treasury portfolio as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

      The purchase contract agreement between the purchase contract agent and us will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent.

      The senior notes constituting a part of the corporate units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold equity units, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a senior note included in a corporate unit.

      The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The United States federal income tax consequences of the purchase, ownership and disposition of the equity units are unclear.

      No statutory, judicial or administrative authority directly addresses the treatment of the equity units or instruments similar to the equity units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of equity units are not entirely clear. In addition, any gain on the disposition of a senior note prior to the purchase contract settlement date should generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see “Certain United States Federal Income Tax Consequences.”

Because the senior notes should be classified as contingent payment debt instruments, you will have to include interest in your taxable income in excess of current cash flows, and gain recognized on your disposition of a senior note will generally be treated as ordinary interest income.

      Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount for United States federal income tax purposes. Assuming the senior notes are so treated, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the senior notes. For all accrual periods ending on or prior to May 16, 2005, and possibly thereafter, the original issue discount that accrues on the senior notes will exceed the stated interest payments on the senior notes. In addition, any gain on the disposition of a senior note before the purchase contract settlement date will generally be treated as ordinary interest income, and the ability to offset this interest income with a loss, if any, on a purchase contract may be limited.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

      The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

Risks Relating to Our Business

Catastrophe losses could materially reduce our profitability.

      Our property-liability insurance operations expose us to claims arising out of catastrophes. We have experienced, and will in the future experience, catastrophe losses which may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires. Catastrophes can also be man-made, such as the terrorist attack of September 11, 2001. Our estimated net pre-tax loss incurred as a result of the terrorist attack of September 11, 2001 totaled $941 million. The incidence and severity of catastrophes are inherently unpredictable. It is possible that both the frequency and severity of man-made catastrophic events will increase.

      The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those that are heavily populated. Although catastrophes can cause losses in a variety of our property-liability lines, most of our catastrophe-related claims in the past five years have related to commercial property coverages and reinsurance. The geographic distribution of our business subjects us to catastrophe exposure from hurricanes in the Northeast, Florida, Caribbean, Gulf Coast and Mid-Atlantic

regions, as well as catastrophe exposure from earthquakes in California and the New Madrid and Pacific Northwest regions.

      Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business could also be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas.

The September 11, 2001 terrorist attack may result in government intervention impacting the insurance and reinsurance markets.

      In response to the tightening of supply in certain insurance markets resulting from, among other things, the terrorist attack of September 11, 2001, the U.S. government and other governments may intervene in the insurance and reinsurance markets. Following the September 11, 2001 terrorist attack, various proposed legislation that is designed to ensure the availability of insurance coverage for terrorist acts has been introduced in the U.S. Congress. Legislation has been adopted in the U.S. House of Representatives designed, among other things, to provide federal government loans over a short-term period to commercial insurers and reinsurers for funding losses arising from terrorist acts against U.S. properties, which loans would be repaid through industry assessments and, if losses exceed a threshold, policyholder assessments. Similar, alternative legislation has been adopted in the U.S. Senate; the Senate legislation provides for direct government assistance to commercial insurers and reinsurers for covered losses that exceed a per-company “deductible.” We cannot predict whether any such legislation will be enacted or what form it may take. You should note that governmental intervention could significantly and adversely affect us by, among other things:

•	providing competing insurance capacity in the markets and to the customers we expect to target; and

•	regulating the terms of insurance capacity in a manner that could significantly and adversely affect us, directly or indirectly, by requiring coverage for terrorist acts to be offered by insurers, benefiting our competitors or reducing the demand for our products.

There are risks related to asbestos claims.

      We continue to receive asbestos claims tendered by insureds under liability policies which were generally issued by us prior to 1985. Our business could be adversely affected by the resolution of the insurance issues pertaining to such claims if the resolution is inconsistent with our current expectation of resolution.

      Our asbestos exposures may increase if:

•	there is a continuing increase in the number of asbestos-related claims tendered to us;

•	there is an increasing focus by plaintiffs on new and previously peripheral defendants; and

•	the small number of our policyholders seeking bankruptcy protection due to asbestos-related liabilities (currently we have four such policyholders) becomes larger.

      On June 3, 2002, we announced that we and certain of our subsidiaries had entered into an agreement for the settlement of all existing and future claims arising out of any insuring relationship of United States Fidelity and Guaranty Company, St. Paul Fire and Marine Insurance Company and their affiliates and subsidiaries, including us (collectively, the “USF&G Parties”), with any of MacArthur Company, Western MacArthur Company and Western Asbestos Company (the “MacArthur Companies”). The settlement resulted in a $380 million after-tax ($585 million pre-tax) loss in the second quarter of 2002. The consummation of many elements of that settlement agreement depends upon the bankruptcy court’s approval of the settlement as part of a broader plan for the reorganization of the MacArthur Companies. The bankruptcy court may not approve the plan of reorganization or the settlement. For a description of the settlement agreement, see “Prospectus Supplement Summary — Recent Developments — Asbestos Litigation Settlement Agreement.”

      In addition to the Western MacArthur litigation described above, as of June 30, 2002, we had 14 pending coverage litigation disputes regarding asbestos. Generally, the uncertainties pertaining to asbestos coverage litigation include, among other things:

•	the extent of coverage under insurance policies;

•	whether or not particular claims are subject to an aggregate limit;

•	the number of occurrences involved in particular claims; and

•	whether excess policies issued by us may respond to asbestos claims based upon the excess policies’ attachment points being reached due to the insured’s claim activity and/or the exhaustion of underlying policies issued by other insurers to the insured.

      In certain of these coverage litigation disputes pending against us, policyholders have been asserting that some of their claims for asbestos-related insurance are not subject to aggregate limits. We expect this trend to continue. Although it is difficult to predict whether these policyholders will be successful, to the extent that they are, our coverage obligation under the policies at issue could be potentially increased and bounded only by the applicable per occurrence limits and the number of asbestos bodily injury claims made against the policies. Accordingly, it is difficult to predict the ultimate size of the claims for coverage not subject to aggregate limits.

      Given the factors described above, it is not presently possible to quantify the ultimate exposure or range of exposures represented by asbestos claims and related litigation. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses at June 30, 2002 based upon known facts and current law. However, these claims and related litigations could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods.

There are risks related to our strategic restructuring.

      In December of 2001, we announced our intention to withdraw from certain lines of business and, beginning in January 2002, the operations being exited were placed in “runoff,” which means that we have ceased or plan to cease underwriting new business in these operations as soon as possible, consistent with applicable regulatory requirements.

      This strategy exposes us to a number of potential risks, including the following:

•	it may take us longer than expected, and cost us more than expected, to fully exit our runoff operations; and

•	reducing the scope of our product offering may place us at a disadvantage compared to competitors with a broader product offering when pursuing the business of certain customers.

      In connection with that restructuring, on April 25, 2002 we announced our intention to transfer our ongoing reinsurance business to a newly formed Bermuda-based reinsurer, Platinum Underwriters Holdings, Ltd. (“Platinum”). As a result, all reinsurance operations are now being termed “runoff.” The transaction is subject to the successful completion by Platinum of an initial public offering of its common shares and on July 9, 2002, we announced that Platinum’s initial public offering had been postponed due to capital market conditions. Although we intend to complete the transaction as market conditions allow, there can be no assurance that Platinum’s offering will be consummated in the near term. If we are unable to complete the Platinum offering in a timely manner, we may incur increased costs in exiting the business. Pending completion of the Platinum offering, our St. Paul Re operation continues to operate. However, uncertainty relating to the timing of the Platinum offering may adversely affect the value and performance of its business.

      The operations in runoff collectively generated negative underwriting results totaling $150 million and $373 million in the first six months of 2002 and 2001, respectively, and accounted for 26% and 36% of our net written premiums in such periods, respectively. The underwriting results amount does not include investment income from the assets maintained to support these operations. The payments for claims from these reserves will negatively impact investment income as the invested assets related to the reserves decline.

      See “Prospectus Supplement Summary — Recent Developments — Strategic Withdrawal from Certain Lines of Business” for more information about the strategic restructuring.

Our business could be harmed because our potential exposure for environmental claims is very difficult to predict.

      As a result of various state and federal regulatory efforts aimed at environmental remediation, particularly Superfund, the insurance industry continues to be involved in litigation involving policy coverage and liability issues. In addition to regulatory pressures, the results of court decisions affecting the industry’s coverage positions continue to be inconsistent and have expanded coverage beyond its original intent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remain uncertain.

      Given the factors described above, it is not presently possible to quantify the ultimate exposure or range of exposure represented by environmental claims. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses at June 30, 2002 based upon known facts and current law. However, these claims could result in liability exceeding these reserves by an amount that could be material to our operating results in future periods.

We may incur additional statement of operations charges if our property-liability loss reserves are insufficient.

      We maintain property-liability loss reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability, but instead represent estimates, generally utilizing actuarial projection techniques at a given accounting date. These reserve estimates are expectations of what the ultimate settlement and administration of claims will cost based on our assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity, frequency, legal theories of liability and other factors. Both internal and external events, including changes in claims handling procedures, economic inflation, legal trends and legislative changes, may affect the reserve estimation process. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant lags between the occurrence of the insured event and the time it is actually reported to the insurer. We continually refine reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which the estimates are changed. Because establishment of reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If estimated reserves are insufficient, we will incur additional statement of operations charges.

      The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages, particularly reserves for health care, environmental and asbestos losses, than for property coverages. This is due primarily to the longer period of time that typically elapses before a definitive determination of ultimate loss can be made, the risk of sudden adverse trends in the size of jury awards, changing theories of legal liability involving some types of claims and changing political climates. These factors can lead to significant adverse development for prior periods in these areas. For example, in 2001 and the first six months of 2002 we experienced adverse prior period development in our Health Care segment that required reserve strengthening of approximately $735 million and $100 million, respectively. In the second quarter of 2002 adverse prior period development with respect to asbestos required asbestos reserve strengthening of approximately $735 million. There can be no assurance that we will not suffer substantial adverse prior period development in these or other areas of our business in the future. We recently adopted a policy of pursuing early resolution of certain types of claims, including in the asbestos and environmental and Health Care areas. Implementation of this policy is accelerating claims settlements and payments. There can be no assurance that this strategy will succeed in reducing the ultimate cost of settling claims, and it could have the opposite effect.

Reinsurance may not be adequate to protect us against losses.

      We use reinsurance to help manage our exposure to property-liability risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. Although the reinsurer is liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to credit risk with respect to our ability to recover amounts due from reinsurers. In addition, some of our reinsurance claims may be disputed by the reinsurers and we may ultimately receive partial or no payment. This is a particular risk in the case of claims that relate to insurance policies written many years ago, including those relating to asbestos and environmental claims, including those relating to the Western MacArthur matter. Reinsurance may not be adequate to protect us against losses and may not be available to us in the future at commercially reasonable rates.

The effects of emerging claim and coverage issues on our business are uncertain.

      As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claim and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

•	increases in the number and size of water damage claims related to expenses for testing and remediation of mold conditions;

•	increases in the number and size of claims relating to construction defects, which often present complex coverage and damage valuation questions;

•	changes in interpretation of the named insured provision with respect to the uninsured/ underinsured motorist coverage in commercial automobile policies; and

•	a growing trend of plaintiffs targeting property and casualty insurers, including us, in purported class action litigation relating to claim-handling and other practices.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

Our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth.

      We are subject to extensive regulation and supervision in the jurisdictions in which we conduct business. This regulation is generally designed to protect the interests of policyholders, as opposed to insurers and their shareholders and other investors, and relates to authorization for lines of business, capital and surplus requirements, investment limitations, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and nonfinancial components of an insurance company’s business.

      In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners, or NAIC, and state insurance regulators are reexamining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws. In addition, Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal regulation or to allow an optional federal incorporation, similar to banks. We cannot predict with certainty the effect any proposed or future legislation or NAIC initiatives may have on the conduct of our business. In addition, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in higher costs than current requirements.

      Although the United States federal government does not directly regulate the insurance business, changes in federal legislation and administrative policies in several areas, including changes in the Gramm-Leach-Bliley Act, financial services regulation and federal taxation, can significantly harm the insurance industry and us.

Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements may reduce our profitability.

      Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to increase in the future as a result of recent insolvencies. Many states also have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various states, our insurance subsidiaries must participate in mandatory property-liability shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

A downgrade in our claims-paying and financial strength ratings could significantly reduce the number of insurance policies we write.

      Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our financial ratings were most recently revised as follows:

•	on May 17, 2002, Standard & Poor’s placed our ratings on CreditWatch with negative implications;

•	on May 20, 2002, Moody’s Investors Services, Inc. placed our ratings under review for a possible downgrade;

•	on June 3, 2002, A.M. Best Co. lowered our ratings, with a stable outlook;

•	on June 6, 2002, Fitch Ratings placed our ratings on Rating Watch Negative; and

•	on July 16, 2002, Standard & Poor’s lowered our ratings and removed them from CreditWatch while retaining a negative outlook.

On July 25, 2002, Moody’s announced that it expects to confirm all of our ratings, with a stable outlook, pending completion of this offering and the concurrent offering of 15,500,000 shares of common stock. In addition, on July 25, 2002, Fitch announced that it will remove our ratings from Rating Watch Negative and affirm our ratings, with a Negative Rating Outlook, pending completion of this offering and the concurrent offering of 15,500,000 shares of common stock. Further reductions in our ratings could have a material adverse effect on our competitive position. The recent ratings actions have also increased our cost of capital, and adversely affected our access to a significant part of the commercial paper market. See “Prospectus Supplement Summary — Recent Developments — Actions by Rating Organizations.”

Our investment portfolio may suffer reduced returns or losses which could reduce our profitability.

      Investment returns are an important part of our overall profitability, and fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. For the year ended December 31, 2001 and the first six months of 2002, net investment income and net realized capital gains accounted for approximately 12.6% and 11.0%, respectively, of our consolidated revenues.

      Fluctuations in interest rates affect our returns on, and the market value of, fixed income and short-term investments, which comprised approximately 86.1% of the market value of our investment portfolio as of June 30, 2002. For 2001 the change in net unrealized gains/losses in our investment portfolio reflected a decrease of $323 million (net of taxes), primarily due to the impact on our venture capital and equity portfolios. In addition, defaults by third parties, primarily from investments in liquid corporate and municipal bonds, who fail to pay or perform on their obligations could reduce our investment income and realized investment gains or result in investment losses. For example, since November 2001 we have recognized $32 million of impairment on bonds held by us issued by Enron Corporation, WorldCom Inc. and Adelphia Communications Corp.

      We invest a portion of our assets in equity investments which are subject to greater volatility than our fixed income investments. The yield on our property-liability investment portfolio was impacted by the capital markets environment as reflected in a decrease in our overall average yield on our investment portfolio from (8.0)% in 2000 to (20.4)% in 2001 and (10.2)% in the first six months of 2002. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the value of our equity investments and our ability to control the timing of the realization of investment income.

The inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and pay future dividends.

      We are a holding company and rely primarily on dividends from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders and corporate expenses. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. We and our underwriting subsidiaries are subject to regulation by some states as an insurance holding company system. Such regulation generally provides that transactions between companies within the holding company system must be fair and equitable. Transfers of assets among affiliated companies, certain dividend payments from underwriting subsidiaries and certain material transactions between companies within the system may be subject to prior notice to, or prior approval by, state regulatory authorities. Our underwriting subsidiaries are also subject to licensing and supervision by government regulatory agencies in the jurisdictions in which they do business. These regulations may set standards of solvency that must be met and maintained, the nature of and limitation on investments, the nature of and limitations on dividends to policyholders and shareholders, the nature and extent of required participation in insurance guaranty funds and the involuntary assumption of hard-to-place or high-risk insurance business, primarily in workers’ compensation insurance lines. These regulations may affect our subsidiaries’ ability to provide us with dividends.

Intense competition for our products could harm our ability to maintain or increase our profitability and premium volume.

      The property-liability reinsurance industry is highly competitive and, with relatively few barriers to entry, we believe that it will remain highly competitive in the foreseeable future. Our primary commercial lines competitors, based upon direct written premiums as reported by A.M. Best, as of December 31, 2001, include American International Group Inc., The Chubb Company, Zurich/ Farmers Group, CNA Financial Corp., Liberty Mutual Insurance Companies, Travelers Property Casualty Company, XL Capital, Ltd., Cincinnati Financial Corporation, Safeco Corporation, ACE Ltd. and Allianz/ Fireman’s Fund Insurance Company, which compete with us across a broad array of product lines. These companies offer their products through various distribution channels, including independent agents, captive agents and directly to the consumer. We compete with domestic and foreign insurers, some of which have greater financial resources than we do. In addition, several property-liability insurers writing commercial lines of business now offer products for alternative forms of risk protection, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups. Continued growth in alternative forms of risk protection could reduce our premium volume. Following the terrorist attack on September 11, 2001, a number of new insurers and reinsurers have been formed to compete in our industry, and a number of existing market participants have raised new capital which may enhance their ability to compete. We are also aware that other financial institutions are now able to offer services similar to our own as a result of the Gramm-Leach-Bliley Act, which repealed U.S. laws that separated commercial banking, investment banking and insurance activities.

      Our competitive position is based on many factors, including:

•	our perceived overall financial strength,

•	ratings assigned by independent rating agencies,

•	geographic scope of business,

•	client relationships,

•	premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs),

•	speed of claims payment,

•	reputation, experience and qualifications of employees, and

•	local presence.

      We may have difficulty in continuing to compete successfully on any of these bases in the future. If competition limits our ability to write new business at adequate rates, our ability to transact business would be materially and adversely affected and our results of operations will be adversely affected.

Consolidation in the insurance industry could lead to lower margins for us and less demand for our products and services.

      The insurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. These larger entities may seek to use the benefits of consolidation to, among other things, implement price reductions for their products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease.

      As the insurance industry consolidates, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

Cyclicality of the property-liability insurance industry may cause fluctuations in our results.

      The property-liability insurance business, especially commercial lines businesses, have been historically characterized by periods of intense price competition which could have an adverse effect on our results. Our Commercial Lines business strategy is to price business to acceptable profit levels and to decline business where pricing does not afford acceptable returns. We have reduced business during periods of severe competition and price declines and grown when pricing allows an acceptable return. The property-liability insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of underwriting capacity have permitted attractive premium levels. We expect to continue to experience the effects of this cyclicality which, during down periods, could harm our financial condition, profitability or cash flows.

      A number of factors, including many that are volatile and unpredictable, can have a significant impact on cyclical trends in the property-liability insurance industry and the industry’s profitability. These factors include:

•	an apparent trend of courts to grant increasingly larger awards for certain damages;

•	catastrophic hurricanes, windstorms, tornadoes, earthquakes, floods and other natural disasters, as well as the occurrence of man-made disasters (e.g., the September 11, 2001 terrorist attack);

•	fluctuations in interest rates;

•	changes in the investment environment that affect market prices of and income and returns on investments; and

•	inflationary pressures that may tend to affect the size of losses experienced by insurance companies.

We cannot predict whether or when market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our ability to transact business would be significantly and adversely affected.

Our asset management business is subject to various risks and uncertainties.

      Our share of the earnings of The John Nuveen Company, or Nuveen, our 78%-owned asset management subsidiary, accounted for $142 million of pre-tax income in 2001 and $77.3 million of pre-tax income in the first six months of 2002. The asset management industry is highly regulated and we cannot guarantee that Nuveen will continue to be able to effectively compete in such an environment. Given the uncertain and fluid nature of the investment industry, we cannot offer assurances that Nuveen will be able to maintain investment performance levels in the short or long term. Changes in economic, market or credit conditions may adversely affect the attractiveness of the products Nuveen offers. This business also depends on unaffiliated intermediaries for the distribution of many of its products. Typically these intermediaries also distribute competing products, some of which may be sponsored by their own affiliates. The ability of an asset management business to attract and conduct business is related to its ability to hire and retain quality personnel, and the loss of key personnel may harm its competitive position. A large portion of our asset management revenues are derived from investment management agreements that are terminable on 60 days’ notice, as required by the Investment Company Act. Success in the industry depends in part on the ability to sustain stable and long-term client relationships in a highly competitive environment. Termination of contracts accounting for a substantial amount of revenues would materially adversely affect Nuveen and its contribution to our financial results.

Increases in interest rates may cause us to experience losses.

      Because of the unpredictable nature of losses that may arise under insurance policies, we may require substantial liquidity at any time. Our investment portfolio, which is comprised largely of fixed-income investments, is our principal source of liquidity. The market value of our fixed income investments is subject to fluctuation depending on changes in prevailing interest rates and various other factors. We generally do not hedge our investment portfolio against interest rate risk. Increases in interest rates during periods when we must sell fixed income securities to satisfy liquidity needs may result in losses.

We depend on the business provided to us by agents and brokers.

      We market our insurance products primarily through independent agents and brokers. The insurance agency and brokerage industry generally, and our sources of business specifically, are concentrated. For example, in 2001, approximately 27.4% of our U.S. gross written premiums were sourced through five agents or brokers. Loss of all or a substantial portion of the business provided by such intermediaries could have a material adverse effect on us.

Our stock price may be volatile.

      Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us and general market volatility could cause the market price of our common stock to fluctuate significantly.

USE OF PROCEEDS

      We estimate that the net proceeds from the sale of equity units in this offering will be approximately $373 million (approximately $429 million if the underwriters exercise their over-allotment option in full) and the net proceeds of the sale of 15,500,000 shares of our common stock in the concurrent offering will be approximately $359 million (approximately $413 million if the underwriters exercise their over-allotment option in full), in each case after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use up to $750 million of the net proceeds from this offering and the concurrent offering for contributions of capital to our insurance underwriting subsidiaries, and the remainder, if any, for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repayment of short term debt or acquisitions.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock trades on the NYSE under the symbol “SPC.” The stock is also listed on the London Stock Exchange, although the shares of common stock in this offering and the shares issuable in connection with our concurrent offering of common stock are not currently so listed. Options on our stock trade on the Chicago Board Options Exchange. As of July 19, 2002, there were 208,469,606 shares of common stock outstanding, which were held by 17,166 holders of record. The following table sets forth the amount of cash dividends declared per share and the high and low closing sales prices of our common stock on the NYSE for the periods stated.

			Cash
			Dividend
	High	Low	Declared

2000
First Quarter	$34.25	$21.75	$0.27
Second Quarter	$39.19	$29.88	$0.27
Third Quarter	$50.63	$34.63	$0.27
Fourth Quarter	$56.38	$44.06	$0.27
2001
First Quarter	$51.38	$40.25	$0.28
Second Quarter	$52.12	$41.53	$0.28
Third Quarter	$50.79	$35.50	$0.28
Fourth Quarter	$51.50	$40.30	$0.28
2002
First Quarter	$49.41	$39.50	$0.29
Second Quarter	$50.12	$38.34	$0.29
Third Quarter (through July 25)	$37.88	$24.20	$—

      On July 25, 2002, the last reported sale price of our common stock on the NYSE was $24.20 per share. We declare and pay dividends on our common stock on a quarterly basis and we currently expect to continue this practice in the foreseeable future. Our board of directors periodically considers appropriate dividend policies and practices relating to future dividends on our common stock.

CAPITALIZATION

      The following table sets forth our consolidated capitalization at June 30, 2002:

•	on an actual basis; and

•	as adjusted to give effect to the receipt and application by us, in the manner described in “Use of Proceeds,” of

(a)	the approximately $373 million of net proceeds we expect to receive from the sale of the 7,700,000 equity units in this offering, before any exercise of the underwriters’ over-allotment option to purchase up to an additional 1,155,000 equity units, and

(b)	the net proceeds of this offering and the approximately $359 million of net proceeds we expect to receive from the sale of 15,500,000 shares of our common stock in the concurrent offering, before any exercise of the underwriters’ over-allotment option to purchase up to an additional 2,325,000 shares.

	As of June 30, 2002

			As Adjusted
		As Adjusted	for Both
	Actual	for this Offering	Offerings

	(in millions)
Debt obligations	$2,086	$2,471	$2,471
Company-obligated mandatorily redeemable preferred securities of trusts	889	889	889
Preferred shareholders’ equity	60	60	60

Common shareholders’ equity:
Common stock	2,221	2,181 (1)	2,540
Retained earnings	2,304	2,304	2,304
Unrealized appreciation of investments	463	463	463
Unrealized loss on foreign currency translation	(65)	(65)	(65)

Total common shareholders’ equity	4,923	4,883	5,242

Total capitalization	$7,958	$8,303	$8,662

(1)	Reflects an adjustment of approximately $40 million representing the present value of the contract adjustment payments payable in connection with the stock purchase contracts.

ACCOUNTING TREATMENT

      The net proceeds from the sale of the equity units will be allocated between the purchase contracts and the senior notes on our consolidated financial statements based on the fair value of each at the date of the offering. The present value of the contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

      The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of our common stock. The $50 we receive will be credited to common stock.

DESCRIPTION OF THE EQUITY UNITS

      The summary of the equity units and certain provisions of the purchase contract agreement, purchase contracts, pledge agreement and remarketing agreement set forth below is not complete and is qualified in all respects by reference to these agreements, forms of which have been, or will be, filed as exhibits to a report on Form 8-K which is incorporated by reference in the registration statement of which this prospectus supplement forms a part.

Overview

      We will issue the equity units under the purchase contract agreement between the purchase contract agent and us. The equity units initially will consist of 7,700,000 corporate units (8,855,000 corporate units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

      Each corporate unit will consist of a unit comprising:

      (1)     a purchase contract pursuant to which:

•	the holder will purchase from us no later than August 16, 2005, for the stated amount, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts — Purchase of Common Stock,” and

•	we will make unsecured contract adjustment payments to the holder at the rate of 3.75% of the $50 stated amount per year, paid quarterly, subject to our right to defer these payments; and

      (2)     either

•	a senior note having a principal amount equal to the stated amount, or

•	following a successful remarketing of the senior notes on the third business day immediately preceding May 16, 2005 or July 1, 2005, or the occurrence of a tax event redemption prior to August 16, 2005, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the “Treasury portfolio.”

      “Applicable ownership interest” means, with respect to a corporate unit and the U.S. Treasury securities in the Treasury portfolio:

•	a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to August 15, 2005; and

•	for the scheduled interest payment date on the senior notes that occurs on August 16, 2005, in the case of a successful remarketing of the senior notes, or for each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before August 16, 2005, in the case of a tax event redemption, a 0.065625% undivided beneficial ownership interest in a $1,000 principal amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date.

      For United States federal income tax purposes, the purchase price of each corporate unit will be allocated between the purchase contract and the senior note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each senior note will be $50 and the fair market value of each purchase contract will be $0. This position will generally be binding on each beneficial owner of a corporate unit, but not on the Internal Revenue Service.

      As long as an equity unit is in the form of a corporate unit, the senior note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the corporate unit will be pledged to the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the purchase contract.

Creating Treasury Units

      Unless the Treasury portfolio has replaced the senior notes as a component of the corporate units as the result of a successful remarketing of the senior notes or a tax event redemption, each holder of corporate units will have the right, at any time prior to the seventh business day immediately preceding August 16, 2005, to substitute for the senior notes held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912803AG8) maturing on August 15, 2005, which we refer to as “Treasury securities,” in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. This substitution will create treasury units, and the applicable senior notes will be released to the holder. However, holders of corporate units may not create treasury units during the period commencing on the fourth business day prior to May 16, 2005 and continuing through the fourth business day following that date and, if remarketing on May 16, 2005 fails, a blackout period commencing on the fourth business day prior to July 1, 2005 and continuing through the fourth business day following that date will apply.

      Because Treasury securities are issued in multiples of $1,000, holders of corporate units may make this substitution only in integral multiples of 20 corporate units. If the Treasury portfolio has replaced the senior notes as a component of the corporate units as the result of a successful remarketing of the senior notes or a tax event redemption, holders of corporate units may make substitutions only in multiples of 32,000 corporate units, at any time on or prior to the second business day immediately preceding August 16, 2005. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable senior notes.

      Each treasury unit will consist of a unit with a stated amount of $50 and will contain two components:

      (1)     a purchase contract pursuant to which:

•	the holder will purchase from us no later than August 16, 2005, for the stated amount, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts — Purchase of Common Stock,” and

•	we will make unsecured contract adjustment payments to the holders at the rate of 3.75% of the $50 stated amount per year, paid quarterly, subject to our rights to defer these payments; and

      (2)     a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security that matures on August 15, 2005 and has a principal amount at maturity of $1,000.

      For example, to create 20 treasury units if the Treasury portfolio has not replaced the senior notes as a component of the corporate units, the corporate unit holder will:

•	deposit with the collateral agent a Treasury security that matures on August 15, 2005 and has a principal amount at maturity of $1,000, and

•	transfer 20 corporate units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the 20 senior notes relating to the 20 corporate units.

      Upon that deposit and the receipt of an instruction from the purchase contract agent to the collateral agent, the collateral agent will release the related 20 senior notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 20 corporate units,

•	transfer the 20 related senior notes to the holder, and

•	deliver 20 treasury units to the holder.

      The Treasury security will be substituted for the senior notes and will be pledged to the collateral agent to secure the holder’s obligation to purchase our common stock under the purchase contract. The senior notes released to the holder thereafter will trade separately from the resulting treasury units. Contract adjustment payments will be payable by us on these treasury units on each payment date from the later of November 16, 2002 and the last payment date on which contract adjustment payments were made. In addition, original issue discount will accrue on the related Treasury securities.

Recreating Corporate Units

      Unless the Treasury portfolio has replaced the senior notes as a component of the corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, each holder of treasury units will have the right, at any time prior to the seventh business day immediately preceding August 16, 2005, to substitute for the Treasury securities held by the collateral agent senior notes in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create corporate units, and the applicable Treasury securities would be released to the holder. However, holders of treasury units may not create corporate units during the period commencing on the fourth business day prior to May 16, 2005 and continuing through the fourth business day following that date and, if remarketing on May 16, 2005 fails, a blackout period commencing on the fourth business day prior to July 1, 2005 and continuing through the fourth business day following that date will apply.

      Because Treasury securities are issued in integral multiples of $1,000, holders of treasury units may make this substitution only in integral multiples of 20 treasury units. If the Treasury portfolio has replaced the senior notes as a component of the corporate units as the result of a successful remarketing of the senior notes or a tax event redemption, holders of the treasury units may make this substitution at any time on or prior to the second business day immediately preceding August 16, 2005, but using the appropriate applicable ownership interest in the Treasury portfolio instead of senior notes and only in integral multiples of 32,000 treasury units.

      For example, to create 20 corporate units (and assuming that the Treasury portfolio has not replaced the senior notes as a component of the corporate units), the treasury units holder will:

•	deposit with the collateral agent 20 senior notes, which senior notes must have been purchased in the open market at the holder’s expense, and

•	transfer 20 treasury units certificates to the purchase contract agent accompanied by a notice stating that the treasury units holder has deposited 20 senior notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to those treasury units.

      Upon that deposit and the receipt of an instruction from the purchase contract agent to the collateral agent, the collateral agent will release the Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 20 treasury units,

•	transfer the Treasury securities to the holder of treasury units, and

•	deliver 20 corporate units to the holder.

      The substituted senior notes will be pledged with the collateral agent to secure the corporate unit holder’s obligation to purchase common stock under the purchase contract.

      Holders that elect to substitute pledged securities, thereby creating treasury units or recreating corporate units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

      Holders of corporate units are entitled to receive aggregate cash payments at the rate of 9% of the $50 stated amount per year from and after the original issue date, payable quarterly in arrears. The quarterly payments on the corporate units will consist of interest on the senior note or cash distributions in respect of the applicable ownership interest in the Treasury portfolio, as applicable, payable at the rate of 5.25% of the stated amount per year, and quarterly contract adjustment payments payable by us at the rate of 3.75% of the stated amount per year, subject to our right to defer the payment of such contract adjustment payments. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the senior notes for United States federal income tax purposes.

      Holders who create treasury units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 3.75% of the stated amount per year, subject to our right to defer the payments of such contract adjustment payments. In addition, original issue discount will accrue on the Treasury securities.

      Our obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The senior notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other senior unsecured obligations. See “Description of Debt Securities” in the accompanying prospectus.

Absence of Voting and Other Rights

      Holders of purchase contracts forming part of the corporate units or the treasury units, in their capacities as such holders, will have no voting or other rights in respect of our common stock.

Listing of the Securities

      The corporate units have been approved for listing on the NYSE under the symbol “SPC Pr E,” subject to official notice of issuance. Unless and until substitution has been made as described in “— Creating Treasury Units” or “— Recreating Corporate Units,” neither the senior note nor Treasury portfolio component of a corporate unit, nor the Treasury security component of a treasury unit, will trade separately from corporate units or treasury units. The senior note or Treasury portfolio component will trade as an equity unit with the purchase contract component of the corporate unit, and the Treasury security component will trade as an equity unit with the purchase contract component of the treasury unit.

      If treasury units or senior notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may but need not cause the treasury units or senior notes to be listed on the exchange on which the corporate units are then listed.

Miscellaneous

      We or our affiliates may from time to time, to the extent permitted by law, purchase any of the corporate units, treasury units or senior notes which are then outstanding by tender, in the open market or by private agreement.

Description of the Purchase Contracts

      Each purchase contract underlying an equity unit will obligate the holder of the purchase contract to purchase, and us to sell, on August 16, 2005, for an amount in cash equal to $50, the stated amount of each equity unit, a number of newly issued shares of our common stock equal to the “settlement rate.”

The settlement rate will be calculated, subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments,” as follows:

•	if the applicable market value is equal to or greater than the threshold appreciation price of $29.04, which is approximately 20% above the reference price of $24.20, the settlement rate per purchase contract will be 1.7218, which is equal to the stated amount divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for our common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price for each share our common stock is the same as the applicable market value of our common stock. If the market price per share is the same as the threshold appreciation price, the aggregate market value of the shares of our common stock will be equal to the stated amount, assuming that the market value for each share of our common stock on the date of settlement is the same as the applicable market value for each share of our common stock;

•	if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be that number of shares of our common stock per purchase contract equal to the stated amount divided by the applicable market value. Accordingly, if the market price for each share of our common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price per share is less than the threshold appreciation price, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price for each share of our common stock on the date of settlement is the same as the applicable market value of our common stock; and

•	if the applicable market value is less than or equal to the reference price, the settlement rate per purchase contract will be 2.0661, which is equal to the stated amount divided by the reference price. Accordingly, if the market price for each share of our common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market value for each share of our common stock is the same as the applicable market value of our common stock. If the market price stays the same, the aggregate market value of the shares of our common stock will be equal to the stated amount, assuming that the market value for each share of our common stock is the same as the applicable market value of our common stock.

      “Applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2005 or, in the event of a cash merger, ending on the third trading day immediately preceding the consummation of the cash merger.

      “Closing price” of our common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) per share of our common stock on the NYSE on that date or, if our common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which our common stock is so listed. If our common stock is not so listed on an United States national or regional securities exchange, the closing price means the last closing sale price of our common stock as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value per share of our common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

      A “trading day” means a day on which our common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

      We will not issue any fractional shares of our common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of corporate units or treasury units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

      On the business day immediately preceding August 16, 2005, unless:

•	a holder of corporate units or treasury units has settled the purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under “— Early Settlement”;

•	a holder of corporate units or treasury units has settled the purchase contracts early in the manner described under “— Early Settlement Upon Cash Merger”;

•	a holder of corporate units that include senior notes has settled the purchase contracts with separate cash on the business day immediately preceding August 16, 2005 pursuant to prior notice in the manner described under “— Notice to Settle with Cash”;

•	a holder of corporate units has had the senior notes related to the holder’s purchase contracts successfully remarketed on the third business day immediately preceding August 16, 2005 if the senior notes were not successfully remarketed on the third business day immediately preceding May 16, 2005 or July 1, 2005 in the manner described herein; or

•	an event described under “— Termination” below has occurred,

then

•	in the case of corporate units, unless the Treasury portfolio has replaced the senior notes as a component of the corporate units as the result of a successful remarketing of the senior notes or a tax event redemption or the holder of corporate units has exercised the put right as described under “Description of the Senior Notes — Put Option Upon a Failed Remarketing,” we will, at our election, either (1) direct the collateral agent to dispose of the holder’s senior notes in accordance with applicable law, or (2) retain and cancel the holder’s senior notes pledged as collateral, in either case in satisfaction of the holder’s obligations under the purchase contracts,

•	in the case of treasury units or, in the event that the Treasury portfolio has replaced the senior notes as a component of the corporate units as the result of a successful remarketing of the senior notes or a tax event redemption, in the case of corporate units, the principal amount of the Treasury securities, or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase shares of our common stock under the purchase contracts, and

•	in the case of corporate units in which the related senior notes remain a part of the corporate units because of a failed final remarketing, the holder of corporate units may exercise the put right as described under “Description of the Senior Notes — Put Option Upon a Failed Remarketing” below and, to the extent the holders have not otherwise settled their purchase contracts in cash, we will apply the put price in satisfaction of the holder’s obligation to purchase our shares of common stock under the purchase contracts.

      Shares of our common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the equity units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder.

      Each holder of corporate units or treasury units, by acceptance of these securities, will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the equity units, and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the purchase contracts and pledge agreement on behalf of and in the name of the holder.

      In addition, each beneficial owner of corporate units or treasury units, by acceptance of this interest, will be deemed to have agreed to treat:

•	itself as the owner of the related senior notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, and

•	the senior notes as indebtedness for all tax purposes.

Remarketing

      Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the senior notes of corporate unit holders will first be remarketed on the third business day immediately preceding May 16, 2005.

      The remarketing agent will use its reasonable best efforts to remarket these senior notes at an aggregate price of 100.5% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2005 in an aggregate amount equal to the principal amount of the senior notes included in corporate units, and

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2005 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the senior notes included in corporate units if the interest rate on the senior notes was not reset as described in “Description of the Senior Notes — Market Rate Reset.”

      The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the corporate unit holders’ obligation to purchase our common stock under the purchase contracts.

      As used in this context, “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding May 16, 2005 for the purchase of the Treasury portfolio described above for settlement on May 16, 2005.

      “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      If (1) despite using its reasonable best efforts, the remarketing agent cannot remarket the senior notes, other than to us, at a price of 100.5% of the Treasury portfolio purchase price, or (2) the first remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the senior notes will continue to be a component of corporate units, and, unless a tax redemption event occurs, additional remarketings will be attempted on the third business day preceding July 1, 2005 and if that remarketing attempt is unsuccessful, on the third business day preceding August 16, 2005. If the remarketing of the senior notes on the third business day preceding July 1, 2005 has resulted in a failed remarketing because (1) despite using its reasonable best efforts, the remarketing agent cannot remarket the senior notes, other than to us, at a price of 100.5% of the Treasury portfolio purchase price or (2) the second remarketing has not occurred because a condition precedent to the second remarketing has not been fulfilled, and unless a tax event redemption has occurred, the senior notes of corporate unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding August 16, 2005 of their intention to settle the purchase contracts with separate cash will be remarketed on the third business day immediately preceding August 16, 2005. The remarketing agent will then use its reasonable best efforts to remarket these senior notes at a price of 100.5% of the aggregate principal amount of the senior notes, provided that this final attempt will not be considered to have failed so long as the remarketing agent obtains at least 100% of the aggregate principal amount of these notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes will automatically be applied to satisfy in full the corporate unit holders’ obligations to purchase shares of our common stock.

      In addition, the remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed senior notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed senior notes, or in the case of a successful remarketing prior to the final remarketing date, of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Holders of corporate units whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

      Holders of corporate units may notify the purchase contract agent on or prior to the fifth business day before August 16, 2005 of their intention to pay cash in order to satisfy their obligations under the purchase contracts and their senior notes will not be included in the final remarketing.

      If (a)(1) despite using its reasonable best efforts, the remarketing agent cannot in the final remarketing remarket the senior notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the senior notes, or (2) the final remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, and (b) the holder has not notified us of its intention to exercise its put right as described below under “Description of the Senior Notes — Put Option Upon a Failed Remarketing,” we will, at our election, either (1) direct the collateral agent to dispose of the holder’s senior notes in accordance with applicable law, or (2) retain and cancel the holder’s senior notes pledged as collateral, in either case in satisfaction of the holder’s obligations under the purchase contracts.

      If a holder of corporate units has exercised its put right under the terms of the senior notes but has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding August 16, 2005, the put price will be applied by us in satisfaction of its obligations under the purchase contract on August 16, 2005.

      We will cause a notice of any failed remarketing to be published on the second business day immediately preceding May 16, 2005, July 1, 2005 or August 16, 2005, as applicable, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters newswire. In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding senior notes, corporate units and treasury units of the remarketing, including, in the case of a failed final remarketing, the procedures that must be followed if a senior note holder wishes to exercise its right to put its senior note to us as described in this prospectus supplement. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the senior notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

Early Settlement

      A holder of corporate units may settle the purchase contracts (unless a tax event redemption has occurred) on or prior to the fifth business day immediately preceding August 16, 2005 by presenting and surrendering the equity unit certificate evidencing those corporate units at the offices of the purchase contract agent, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of our common stock to be delivered in respect of the purchase contracts being settled. The holder should also present the form of “Election to Settle Early” on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to the sum of (i) $50 times the number of purchase contracts being settled plus (ii) if delivery is made with respect to any purchase contracts during the period from the close of business on any record date for any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on such payment date with respect to such purchase contracts. However, if the applicable ownership interest in the Treasury portfolio has become a component of the corporate units as a result of a successful remarketing of the senior notes or a tax event redemption prior to August 16, 2005, holders of those corporate units may settle early only in integral multiples of 32,000 corporate units at any time on or prior to the second business day immediately preceding August 16, 2005.

      A holder of treasury units may settle the purchase contracts on or prior to the fifth business day immediately preceding August 16, 2005 by presenting and surrendering the equity unit certificate evidencing those treasury units at the offices of the purchase contract agent, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of our common stock to be delivered in respect of the purchase contracts being settled. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $50 times the number of purchase contracts being settled. Holders of treasury units may settle early only in integral multiples of 20 treasury units.

      We have agreed that, if required under U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of our common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

      So long as the equity units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

      Upon early settlement of the purchase contracts related to any corporate units or treasury units:

•	except as described below in “— Early Settlement Upon Cash Merger,” as a holder of equity units, you will receive 1.7218 newly issued shares of our common stock per corporate unit or treasury unit, accompanied by this prospectus supplement, as amended or stickered, regardless of the market price of our common stock on the date of the early settlement. The number of shares of our common stock will be subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments” below,

•	the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as applicable, related to the corporate units or treasury units will be transferred to the holder free and clear of our security interest,

•	your right to receive future contract adjustment payments, if any, will terminate, and

•	no adjustment will be made to you, or for you, on account of any amounts accrued (including deferred amounts) in respect of contract adjustment payments.

      If the purchase contract agent receives an equity unit certificate, accompanied by the completed “Election to Settle Early” form and the requisite amount of immediately available funds, from you by

5:00 p.m., New York City time, on a business day, that day will be considered the early settlement date. If the purchase contract agent receives those documents after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the early settlement date.

      Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the equity unit certificate evidencing the related corporate units or treasury units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of our common stock to any person other than the holder of the corporate units or treasury units, we will cause the shares of our common stock being purchased to be issued, and the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “— Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to you or your designee.

Notice to Settle with Cash

      Unless the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, a holder of corporate units may settle the purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding August 16, 2005. A holder of corporate units wishing to settle the purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the corporate unit certificate evidencing the corporate units at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding August 16, 2005. If a holder who has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding August 16, 2005, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related senior note to satisfy in full, from the disposition of the senior note, the holder’s obligation to purchase our common stock under the purchase contracts.

Early Settlement Upon Cash Merger

      If, prior to the settlement date, (i) we merge with or into another entity, (ii) our common stock is converted, exchanged, reclassified or cancelled in such merger, and (iii) at least 30% of the consideration received by The St. Paul Companies, Inc. shareholders for our common stock in such merger consists of cash or cash equivalents (which we refer to as a “cash merger”), then each holder of equity units will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the cash merger, provided that at such time, if so required under U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.” We will provide each of the holders with a notice of the consummation of cash merger within five business days after the consummation thereof. The notice will specify, among other things, the early settlement date, which shall be 10 business days after the date of the notice, and the amount of the cash, securities and other consideration receivable by the holder upon settlement.

      To exercise the merger early settlement right, a holder must present and surrender the equity unit certificates evidencing those corporate units or treasury units to be settled at the offices of the purchase contract agent, accompanied by payment to us in immediately available funds of an amount equal to (a) $50 multiplied by (b) the number of purchase contracts being settled, no later than 5:00 p.m., New York City time, on the business day immediately preceding the early settlement date.

      Upon early settlement of the purchase contracts so described above, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contracts immediately before the cash merger at the settlement rate in effect at such time. We will also cause the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement and transferred to you.

      If you do not elect to exercise your merger early settlement right, your equity units will remain outstanding and subject to settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Contract Adjustment Payments

      Contract adjustment payments in respect of corporate units and treasury units will be fixed at a rate per year of 3.75% of the $50 stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from August 16, 2002 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2002.

      Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the equity units. Subject to any applicable laws and regulations, each such payment will be made as described under “— Book-Entry System.”

      If any date on which contract adjustment payments are to be made on the purchase contracts related to the equity units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

      Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

      Upon any payment or distribution of our assets to our creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the equity units shall be entitled to receive any contract adjustment payments with respect to any equity units.

      By reason of this subordination, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the equity units may receive less, ratably, than our other creditors. Contract payment adjustments on the equity units are also subordinated by operation of law to all indebtedness and other liabilities, including trade payables, of our subsidiaries.

      In addition, no payment of contract payment adjustments with respect to any equity units may be made if:

•	any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

•	any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from us or the holders of such senior indebtedness.

Option to Defer Contract Adjustment Payments

      We may, at our option and upon prior written notice to the holders of the equity units and the purchase contract agent, defer the payment of contract adjustment payments on the purchase contracts forming a part of the equity units until no later than August 16, 2005. However, deferred contract adjustment payments will accrue additional amounts at the rate of 9% per year (equal to the rate on the senior notes plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly, to but excluding August 16, 2005. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

      If we elect to defer the payment of the contract adjustment payments on the purchase contracts until August 16, 2005, each holder of equity units will receive on August 16, 2005 in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder, divided by (b) the applicable market value.

      We will not issue any fractional shares of our common stock with respect to the payment of deferred contract adjustment payments on August 16, 2005. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under “— Purchase of Common Stock.”

      If we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock other than:

•	purchases, redemptions or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock,

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged,

•	dividends or distributions in our capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of our capital stock), or

•	redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or

•	mandatory sinking fund payments with respect to any series of our preferred stock provided that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed 5% of the aggregate value of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by us and then outstanding and (2) our capital and surplus to be stated on our books of account after giving effect to such payment; provided, however, that any moneys deposited into any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the foregoing restrictions.

Anti-Dilution Adjustments

      The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

(a) the payment of stock dividends and other distributions of shares of our common stock on our common stock;

(b) the issuance to all holders of our common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase shares of our common stock at less than the current market price thereof;

(c) subdivisions, splits and combinations of our common stock;

(d) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by paragraph (a) or (b) above and any dividend or distribution paid exclusively in cash);

(e) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of our common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for common stock concluded within the preceding 12 months, exceeds 5% of our aggregate market capitalization (“aggregate market capitalization” being the product of the current market price per share of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive the distribution; and

(f) the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, when combined with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for our common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of common stock made within the preceding 12 months, exceeds 5% of our aggregate market capitalization on the date of expiration of the tender or exchange offer.

      The “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which our common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related corporate units or treasury units, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date)

which would have been received by the holder of the related corporate units or treasury units immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

      If at any time we make a distribution of property to our shareholders which would be taxable to the shareholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of equity units.

      In addition, we may make increases in the settlement rate to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate is required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

      We will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Termination

      The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the equity units under the purchase contracts, including the right and obligation to purchase our common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us.

      Upon any termination, the collateral agent will release the senior notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders. In the case of the Treasury portfolio or the Treasury securities, this is subject to the purchase contract agent’s disposition of the relevant securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

Pledged Securities and Pledge Agreement

      The senior notes (or after the remarketing, the Treasury portfolio) underlying the corporate units and the zero-coupon Treasury securities underlying the treasury units will be pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of equity units to purchase our common stock under the purchase contracts. The rights of holders of equity units to the pledged securities will be subject to our security interest created by the pledge agreement.

      No holder of corporate units or treasury units will be permitted to withdraw the pledged securities related to the corporate units or treasury units from the pledge arrangement except:

•	to substitute Treasury securities for the senior notes or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under “Description of the Equity Units — Creating Treasury Units,”

•	to substitute senior notes or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, for the Treasury securities, as provided for under “Description of the Equity Units — Recreating Corporate Units,” or

•	upon the termination or early settlement of the purchase contracts.

      Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of corporate units, unless the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related senior notes, including distribution, voting, redemption, repayment and liquidation rights. Each holder of treasury units and each holder of corporate units, if the Treasury portfolio has replaced the senior notes as a component of corporate units as a result of a successful remarketing of the senior notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the purchase contracts. We will have no interest in the pledged securities other than our security interest.

      Except as described in “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement — General,” the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent who will, in turn, distribute those payments to the persons in whose names the related corporate units or treasury units are registered at the close of business on the record date immediately preceding the date of payment.

Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement

      The summary of the purchase contract agreement and pledge agreement set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been, or will be, filed as exhibits to a Form 8-K which is incorporated by reference in the registration statement of which this prospectus supplement forms a part.

     General

      Distributions on the equity units will be payable, purchase contracts (and documents related to the equity units and purchase contracts) will be settled and transfers of the equity units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the equity units do not remain in book-entry form, payment of distributions on the equity units may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register.

      Shares of our common stock will be delivered on August 16, 2005 (or earlier upon early settlement), or, if the purchase contracts have terminated, the pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see “Description of the Purchase Contracts — Termination”), in each case upon presentation and surrender of the equity unit certificate at the office of the purchase contract agent.

      If a holder of outstanding corporate units or treasury units fails to present and surrender the equity units certificate evidencing the corporate units or treasury units to the purchase contract agent on August 16, 2005, the shares of our common stock issuable in settlement of the purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the equity unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      If the purchase contracts have terminated prior to August 16, 2005, the pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the equity unit certificate evidencing the holder’s corporate units or treasury units to the purchase contract agent, the pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the equity unit certificate is presented or the holder provides the evidence and indemnity described above.

      The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

      No service charge will be made for any registration of transfer or exchange of the equity units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

     Modification

      The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement, without the consent of the holders, for any of the following purposes:

•	to evidence the succession of another person to our obligations,

•	to add to the covenants for the benefit of holders,

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent,

•	to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events, or

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

      The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	change any payment date,

•	change the amount or type of pledged securities related to the purchase contract,

•	impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities, change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments,

•	impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments,

•	reduce the number of shares of common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under the purchase contract, or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

      If any amendment or proposal referred to above would adversely affect only the corporate units or the treasury units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class, as applicable.

     No Consent to Assumption

      Each holder of corporate units or treasury units, by acceptance of these securities, will under the terms of the purchase contract agreement and the corporate units or treasury units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code.

     Consolidation, Merger, Sale or Conveyance

      We will covenant in the purchase contract agreement that we will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) we are the continuing corporation or the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and the corporation expressly assumes our obligations under the purchase contracts, the senior notes, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement and (2) we or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of our or its payment obligations under the purchase contracts, the senior notes, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement or in material default in the performance of any of our or its other obligations under these agreements.

     Title

      We, the purchase contract agent and the collateral agent may treat the registered owner of any equity unit as the absolute owner of the equity unit for the purpose of making payment and settling the related purchase contracts and for all other purposes.

     Replacement of Equity Unit Certificates

      If physical certificates have been issued, any mutilated equity unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen equity unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the equity units evidenced by the certificate before a replacement will be issued.

      Notwithstanding the foregoing, we will not be obligated to issue any corporate units or treasury units on or after the business day immediately preceding August 16, 2005 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement equity unit certificate following August 16, 2005, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the corporate units or treasury units evidenced by the certificate, or, if the purchase contracts have terminated prior to August 16, 2005, transfer the pledged securities included in the corporate units or treasury units evidenced by the certificate.

     Governing Law

      The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

     Miscellaneous

      The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the equity units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the equity units.

      However, holders who elect to substitute the related pledged securities, thereby creating treasury units or recreating corporate units, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of the fees or expenses.

Book-Entry System

      The Depository Trust Company, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the equity units. The equity units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of equity units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the equity units so long as the equity units are represented by global security certificates.

      The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

      Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

      If the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the equity units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global senior note that is exchangeable pursuant to the preceding sentence shall be exchangeable for equity unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

      So long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all equity units represented by these certificates for all purposes under the equity units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the equity units represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of equity unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any equity units represented by these certificates for any purpose under the equity units or the purchase contract agreement.

      All payments on the equity units represented by the global security certificates and all transfers and deliveries of senior notes, Treasury portfolio, Treasury securities and our common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on August 16, 2005 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

      The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Information Concerning the Purchase Contract Agent

      JPMorgan Chase Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of corporate units and treasury units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the corporate units and treasury units or the purchase contract agreement.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

      JPMorgan Chase Bank, in addition to acting as the purchase contract agent is the trustee under the indenture for the senior notes and the institutional trustee and Delaware trustee to each of the St. Paul Capital Trust I and Trust II (each, a statutory business trust created under Delaware law by us), and together with its affiliates, has an aggregate $60 million participation under revolving credit agreements among us and certain banks named therein providing for aggregate borrowing by us of a maximum of

$540 million. No borrowings under these facilities were outstanding at June 30, 2002. In addition, JPMorgan Chase Bank has a $50 million participation under a revolving credit agreement among The John Nuveen Company and certain banks named therein providing for aggregate borrowing by The John Nuveen Company of a maximum of $250 million, $183 million of which was outstanding at June 30, 2002. JPMorgan Chase Bank is also the trustee under other indentures pursuant to which we or our subsidiaries have issued debt securities and an affiliate of JPMorgan Chase Bank has provided investment banking services to us from time to time.

Information Concerning the Collateral Agent

      BNY Midwest Trust Company will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the corporate units and treasury units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

      The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

      An affiliate of BNY Midwest Trust Company provides us with custodial services for domestic fixed-income securities and securities lending securities and has an aggregate $70 million participation under term loan and revolving credit agreements among us and certain banks named therein providing for aggregate borrowing by us of a maximum of $540 million. No borrowings under these facilities were outstanding at June 30, 2002.

DESCRIPTION OF THE SENIOR NOTES

General

      The senior notes are an issue of the debt securities described in the accompanying prospectus. The senior notes will be issued as a separate series of securities under an indenture dated as of March 12, 2002 entered into between us and JPMorgan Chase Bank, as trustee. The senior notes are limited to $385,000,000 (or up to $442,750,000 if the underwriters exercise their over-allotment option in full) in aggregate principal amount. The senior notes will mature on August 16, 2007. The senior notes may not be redeemed prior to their stated maturity except as described below. The senior notes constitute senior debt securities as described in the accompanying prospectus. In addition to the senior notes, we may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the senior notes. The following description of the terms of the senior notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read. References in this prospectus supplement to senior notes are to our 5.25% senior notes due August 16, 2007.

      The senior notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to August 16, 2007, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on August 16, 2007. Except for a tax event redemption, the senior notes will not be redeemable by us.

      Senior notes forming a part of the corporate units will be issued in certificated form, will be in denominations of $50 and integral multiples of $50, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on senior notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. We will appoint JPMorgan Chase Bank as the initial paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We will at all times be required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

      Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any senior note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

      The full defeasance and covenant defeasance provisions of the indenture described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance” will apply to the senior notes after the earlier of a successful remarketing or August 16, 2005.

      The indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

      Each senior note shall bear interest initially at the rate of 5.25% per year from the original issue date, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an “interest payment date,” commencing November 16, 2002, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls. The original issue discount rules applicable to contingent payment debt instruments should govern the income inclusions with respect to the senior notes for United States federal income tax purposes.

      The applicable interest rate on the senior notes will be reset upon successful remarketing to the reset rate described below under “— Market Rate Reset.” If the remarketing of the senior notes on a remarketing date fails, the interest rate on the senior notes will not be reset at that time, provided that if the remarketing of the notes on the third business day immediately preceding August 16, 2005 also results in a failed remarketing, the interest rate on the senior notes will not be reset.

      The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay.

Market Rate Reset

      The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding May 16, July 1 or August 16, 2005, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding May 16 or July 1, 2005, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for the senior notes included in corporate units to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under “Description of the Purchase Contracts — Remarketing.” In the case of a reset on the third business day immediately preceding August 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for each senior note to have a market value of 100.5% of the principal amount of the senior note, provided that a remarketing that occurs in connection with a reset on that final reset date will be deemed a successful remarketing so long as the proceeds per senior note are at least 100% of the principal amount of the senior note. The reset rate will in no event exceed the maximum rate permitted by applicable law.

      The “applicable benchmark Treasury” means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the senior notes. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 a.m., New York City time, on the third business day immediately preceding May 16 or July 1, 2005, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day immediately preceding May 16, July 1 or August 16, 2005, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof).

      On the tenth business day immediately preceding May 16, July 1 or August 16, 2005, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to May 16,

July 1 or August 16, 2005, as applicable, will be selected, and the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding May 16, July 1 or August 16, 2005, as applicable, will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by us (the “reset announcement date”). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding senior notes, corporate units or treasury units of the reset announcement date and of the procedures that must be followed if any owner of corporate units wishes to settle the related purchase contract with cash on the business day immediately preceding August 16, 2005.

Optional Remarketing

      On or prior to the fifth business day immediately preceding May 16, July 1 or August 16, 2005, in the case of the remarketing to be conducted on the third business day preceding May 16, July 1 or August 16, 2005, as the case may be, but no earlier than the interest payment date immediately preceding May 16, July 1 or August 16, 2005, as applicable, holders of senior notes that are not components of corporate units may elect to have their senior notes remarketed in the same manner as senior notes that are components of corporate units by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding May 16, July 1 or August 16, 2005, as applicable.

Put Option Upon a Failed Remarketing

      If the remarketing of the senior notes on the third business day immediately preceding August 16, 2005 has occurred and has resulted in a failed remarketing, holders of senior notes will have the right to put the senior notes to us on August 16, 2005, upon at least two business days’ prior notice, at a price equal to the principal amount, plus accrued and unpaid interest, if any. Holders of senior notes will be notified by the depositary at our request, not later than seven nor more than 15 calendar days prior to the third business day immediately preceding August 16, 2005, of the procedures that must be followed if a senior note holder wishes to exercise its right to put its senior note to us in the case of a failed remarketing.

      If a holder of corporate units has exercised the put right under the terms of the senior notes but has not otherwise settled the purchase contract in cash by the close of business on the business day immediately preceding August 16, 2005, the put price will be applied by us in satisfaction of the holder’s obligations under the purchase contract on August 16, 2005. If a holder of senior notes that are not components of corporate units has exercised the put right, the put price will be paid to that holder on August 16, 2005.

Tax Event Redemption

      If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at the redemption amount, as defined below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to May 16, 2005, or prior to July 1, 2005 if the remarketing on the third business day prior to May 16, 2005 shall be unsuccessful, or prior to August 16, 2005 if the remarketing on the third business day prior to July 1, 2005 shall be unsuccessful, the redemption amount for the senior notes forming a part of the corporate units will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of corporate units and remit the remainder of the redemption amount, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the corporate unit holders’ obligations to purchase our common stock under the purchase contracts.

      “Tax event” means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest or original issue discount on the senior notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

      The Treasury portfolio to be purchased on behalf of the holders of corporate units will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to August 15, 2005 in an aggregate amount equal to the aggregate principal amount of the senior notes included in corporate units and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before August 16, 2005, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes on that date if the interest rate of the senior notes was not reset on the applicable reset date.

      Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date that occurs after a successful remarketing of the senior notes, “Treasury portfolio” shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities which mature on or prior to August 15, 2007 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, and interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on aggregate principal amount of the senior notes outstanding on the tax event redemption date.

      “Redemption amount” means (1) in the case of a tax event redemption occurring prior to May 16, 2005, or prior to July 1, 2005 if the remarketing on the third business day prior to May 16, 2005 shall be unsuccessful, or prior to August 16, 2005 if the remarketing on the third business day prior to July 1, 2005 shall be unsuccessful, for each senior note the product of (a) the principal amount of the senior note and (b) a fraction whose (i) numerator is the Treasury portfolio purchase price and whose (ii) denominator is the aggregate principal amount of senior notes included in corporate units, and (2) in the case of a tax event redemption date occurring on or after May 16, 2005, or on or after July 1, 2005 if the remarketing on the third business day prior to May 16, 2005 shall be unsuccessful, or on or after August 16, 2005 if the remarketing on the third business day prior to August 16, 2005 shall be unsuccessful, for each senior note the product of (a) the principal amount of the senior note and (b) a fraction whose (i) numerator is the Treasury portfolio purchase price and (ii) whose denominator is the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

      “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

      “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the debt trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

      Senior notes which are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of corporate units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      If:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or, the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	we determine, in our sole discretion, that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global senior note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

Governing Law

      The indenture specifies that the senior notes covered by this prospectus supplement will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the equity units, the senior notes, Treasury securities and purchase contracts that are or may be the components of an equity unit, and shares of our common stock acquired under a purchase contract. Except where indicated otherwise, this discussion only applies to U.S. holders who purchase equity units in the initial offering at their original offering price and hold the equity units, senior notes, Treasury securities, purchase contracts and shares of our common stock as capital assets (generally, assets held for investment). This discussion is based upon the Internal Revenue Code of 1986 as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) persons holding equity units, senior notes or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws.

      For purposes of this discussion, “U.S. holder” means (1) a person who is a citizen or resident of the United States, (2) a domestic corporation, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if an United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. Prospective investors that are not U.S. holders should refer to “Non-United States Holders” below and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in equity units, including the potential application of U.S. withholding taxes.

Risk of Recharacterization

      No statutory, administrative or judicial authority directly addresses the treatment of equity units or instruments similar to equity units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described below. The discussion below assumes, for example, that the senior notes and the purchase contracts will be respected as separate securities for U.S. federal income tax purposes. The IRS could conceivably assert, for example, that they should be treated as a single contingent debt instrument. The principal consequences to holders of such an assertion, if it prevailed, would be that (a) the holder’s acquisition of common stock pursuant to the purchase contracts would result in taxable gain or loss, (b) any such gain would be ordinary income rather than capital gain, and (c) a holder’s gain from disposition of the equity units prior to maturity would likewise be ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of equity units, senior notes and shares of our common stock acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Corporate Units

      Allocation of Purchase Price. A U.S. holder’s acquisition of a corporate unit will be treated as the acquisition of an equity unit consisting of two components, the senior note and the related purchase contract. The purchase price of each equity unit will be allocated between the senior note and the purchase contract constituting the equity unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder’s initial tax basis in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $50.00 and the fair market value of each purchase contract as $0.00. This allocation will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year in which an equity unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for an equity unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of an equity unit will be respected for U.S. federal income tax purposes.

      Ownership of Senior Notes or Treasury Securities. For U.S. federal income tax purposes, a U.S. holder will be treated as owning the senior notes or Treasury securities constituting a part of the equity units owned. We (under the terms of the equity units) and each U.S. holder (by acquiring equity units) agree to treat the senior notes or Treasury securities constituting a part of the equity units as owned by such U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or Treasury securities are discussed below (see “— Senior Notes,” “— Treasury Units” and “— Treasury Securities Purchased on Remarketing or a Tax Event Redemption”).

      Sales, Exchanges or Other Taxable Dispositions of Equity Units. If a U.S. holder sells, exchanges or otherwise disposes of equity units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the senior note (or Treasury securities) that constitute such equity unit. The proceeds realized on such disposition will be allocated among the purchase contract and the senior note (or Treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or Treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the senior note (or Treasury securities) and such U.S. holder’s adjusted tax basis in the purchase contract and the senior note (or Treasury securities), except that amounts received by a taxpayer who uses a cash method of tax accounting will be treated as ordinary interest income to the extent of accrued but unpaid interest on Treasury securities not previously taken into income. For treatment of amounts received with respect to contract adjustment payments or deferred contract adjustment payments, see “— Purchase Contracts — Contract Adjustments and Deferred Contract Adjustment Payments” below.

      In the case of the purchase contract and the Treasury securities, such gain or loss generally will be capital gain or loss except that amounts received with respect to accrued but unpaid interest on Treasury securities will be treated as ordinary income to the extent not previously taken into income. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the equity units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized below under “— Senior Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.” Because gain on the disposition of a senior note generally should be treated as ordinary interest income and loss on the disposition of a senior note should be treated as ordinary loss to the extent of the U.S. holder’s prior inclusions of original issue discount (as described in more detail below), dispositions of an equity unit consisting of a purchase contract and a senior note before the interest reset date may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

      If the sale, exchange or other disposition of an equity unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note (or Treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder’s obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the interest reset date generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of an equity unit at a time when the purchase contract has a negative value.

Senior Notes

      Classification of the Senior Notes. In connection with the issuance of the senior notes, our U.S. tax counsel, Sullivan & Cromwell, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in the opinion, the senior notes should be classified as indebtedness for U.S. federal income tax purposes.

      We (under the terms of the senior notes) and each U.S. holder (by acquiring senior notes) agree to treat the senior notes as indebtedness of the St. Paul Companies, Inc. for all tax purposes. The remainder of this discussion assumes such treatment.

      Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes.

      As discussed more fully below, the effects of applying such method will be (1) to require each U.S. holder, regardless of such holder’s usual method of tax accounting, to use an accrual method with respect to the interest income on the senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through May 16, 2005, and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain and any loss (to the extent such loss does not exceed the U.S. holder’s prior inclusions of original issue discount on the senior note) on the sale, exchange or other disposition of the senior notes. (See “— Senior Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes” below.)

      A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the senior notes. We have determined that the comparable yield is 6% and the projected payments are $0.77 on November 16, 2002, $0.66 for each subsequent quarter ending on or prior to May 16, 2005 and $0.89 for each quarter ending after May 16, 2005. We have also determined that the projected payment for the senior notes, per $50 of principal amount, at the maturity date is $50.89 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

      The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each equity unit described above (see “— Corporate Units — Allocation of Purchase Price”), the adjusted issue price of each senior note, per $50 of principal amount, at the beginning of the first accrual period will be $50, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period will be equal to $50, increased by any original issue discount previously accrued by such U.S. holder on such senior note and decreased by the amount of projected payments on such senior note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holder holds the senior note.

      If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

      A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by The St. Paul Companies, Inc. If a U.S. holder decides to use its own comparable yield and projected payment schedule, it must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year that includes the date of its acquisition of the senior notes. The comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning senior notes or equity units.

      Because income with respect to the senior notes will constitute interest for U.S. federal income tax purposes, corporate holders of equity units (or senior notes) will not be entitled to dividends-received deduction with respect of such income.

      Tax Basis in Senior Notes. A U.S. holder’s tax basis in a senior note will equal the portion of the purchase price for the equity units allocated to the senior notes as described above (see “— Corporate Units — Allocation of Purchase Price”), increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

      Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of senior notes (including a tax event redemption or upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder’s adjusted tax basis in such senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the date on which the interest rate on the senior notes is reset will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the interest rate reset date will be treated as ordinary loss to the extent of such U.S. holder’s prior inclusions of original issue discount on the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the interest rate reset date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

      Acquisition of Our Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate initial tax basis in the common stock acquired under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder’s adjusted tax basis (if any) in the purchase contract (see “— Corporate Units — Allocation of Purchase Price”), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock acquired under a purchase contract will commence on the day following the acquisition of such common stock.

      Early Settlement of Purchase Contract. The purchase of our common stock upon early settlement of a purchase contract will be treated as described above (see “— Purchase Contracts — Acquisition of Our Common Stock Under a Purchase Contract”). A U.S. holder of equity units will not recognize gain or loss on the return of such U.S. holder’s proportionate share of senior notes or Treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or Treasury securities as before such early settlement.

      Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of equity units will recognize gain or loss equal to the difference between the amount realized (if any) and such U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such gain or loss will be capital and generally will be long-term capital gain or loss if the U.S. holder held the purchase contract for more than one year prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder’s proportionate share of senior notes or Treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such senior notes or Treasury securities as before such termination.

      Adjustment to Settlement Rate. A U.S. holder of equity units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of equity units even though such U.S. holder would not receive any cash related thereto.

      Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder’s regular method of tax accounting. To the extent we are required to file information returns with respect to the contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

      The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder’s adjusted tax basis in a purchase contract or shares of our common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of an equity unit or the termination of a purchase contract. In particular,

•	amounts received on a sale or disposition of an equity unit or on termination of a purchase contract with respect to any accrued but unpaid contract adjustment payments or deferred contract adjustment payments that have not been included in a U.S. holder’s income may be treated as ordinary income,

•	any contract adjustment payments or deferred contract adjustment payments that have been included in a U.S. holder’s income, but that have not been paid to such U.S. holder, may increase such U.S. holder’s adjusted tax basis in the purchase contract, and

•	any contract adjustment payments or deferred contract adjustment payments that have been paid to a U.S. holder, but that have not been included in such U.S. holder’s income, may either reduce such U.S. holder’s adjusted tax basis in the purchase contract or result in an increase in the amount realized on a termination or disposition of the purchase contract.

Common Stock

      Any distribution on our common stock paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

      Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in our common stock (see “— Purchase Contracts — Acquisition of Our Common Stock Under a Purchase Contract”). Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation.

Treasury Units

      Substitution of Treasury Securities to Create Treasury Units. A U.S. holder of corporate units who delivers Treasury securities to the collateral agent in substitution for senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such Treasury securities and senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the Treasury securities on a constant yield basis, or acquisition discount on the Treasury securities when it is paid or accrues generally in accordance with such U.S. holder’s corporate method of accounting. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

      Substitution of Senior Notes to Recreate Corporate Units. A U.S. holder of treasury units who delivers senior notes to the collateral agent in substitution for pledged Treasury securities generally will not recognize gain or loss upon the delivery of such senior notes or the release of the pledged Treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged Treasury securities and such senior notes. Such U.S. holder’s tax basis in the senior notes, the pledged Treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the Treasury securities so released to them.

Treasury Securities Purchased on Remarketing or a Tax Event Redemption

      A remarketing or a tax event redemption will be a taxable event for U.S. holders, which will be subject to tax in the manner described above under “— Senior Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.”

      Ownership of Treasury Securities. In the event of a remarketing of the senior notes or a tax event redemption prior to the stock purchase date, we (under the terms of the equity units) and each U.S. holder (by acquiring equity units) agree to treat the U.S. holder’s share of the Treasury securities constituting a part of its equity units as owned by the U.S. holder for U.S. federal income tax purposes. In such a case, the U.S. holder will be required to include in income any amount earned on its pro rata share of the Treasury securities for U.S. federal income tax purposes. The remainder of this discussion assumes that U.S. holders will be treated as the owners of their share of the Treasury securities constituting a part of such equity units for U.S. federal income tax purposes.

      Interest Income and Original Issue Discount. In the event of a remarketing of the senior notes, the Treasury securities may, and in the event of a tax event redemption prior to the stock purchase date, the

Treasury securities will, consist of Treasury securities. Following a remarketing of the senior notes or a tax event redemption prior to the stock purchase date, U.S. holders will be required to treat their pro rata portion of each U.S. Treasury security as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury securities and that has original issue discount equal to their pro rata portion of the excess of the amounts payable on such Treasury securities over the value of the Treasury securities at the time the collateral agent acquires them on behalf of U.S. holders. U.S. holders will be required to include such original issue discount (but not acquisition discount on short-term Treasury securities as described below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. To the extent that a payment from the Treasury securities made in respect of a scheduled interest payment on a remarketed or tax event redeemed senior note exceeds the amount of such original issue discount allocable to such Treasury securities, such payment will be treated as a return of a U.S. holder’s investment in the Treasury securities and will not be considered current income for U.S. federal income tax purposes.

      In the case of any Treasury security with a maturity of one year or less from the date of its issue (or from the date the collateral agent acquired the relevant Treasury security in the case of any treasury Treasury security), U.S. holders will generally be required to include acquisition discount in income as it accrues only if they are accrual basis taxpayers. U.S. holders that are accrual basis taxpayers will generally accrue such acquisition discount on a straight-line basis, unless they make an election to accrue such acquisition discount on a constant yield to maturity basis.

      Tax Basis of U.S. Holders in their Share of Treasury Securities. The initial tax basis of U.S. holders in their share of Treasury securities will equal their pro rata portion of the amount paid by the collateral agent for the Treasury securities. A U.S. holder’s adjusted tax basis in its share of the Treasury securities will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of its share of the Treasury securities.

      Sales, Exchanges or Other Dispositions of a U.S. Holder’s Share of Treasury Securities. U.S. holders that obtain the release of their share of the Treasury securities and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such U.S. holders’ adjusted tax basis in the Treasury securities, except that amounts received with respect to accrued but unpaid interest on Treasury securities will not be treated as part of the amount realized, but rather, will be treated as ordinary interest income to the extent not previously taken into income.

Non-United States Holders

      The following discussion only applies to non-U.S. holders. A “non-U.S. holder” is a holder that is not a United States person for United States federal income tax purposes. Non-U.S. holders that may be subject to special rules, such as “controlled foreign corporations,” “passive foreign investment companies” or “foreign personal holding companies” should consult their own tax advisors to determine the United States federal, state and local foreign tax consequences that may be relevant to them in their particular circumstances. This discussion assumes, as noted above, that for United States federal income tax purposes, the purchase contracts and the senior notes will be respected as separate securities and the senior notes will be classified as indebtedness.

      United States Federal Withholding Tax. The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior notes or Treasury securities provided that the non-U.S. holder:

•	does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulation;

•	is not a controlled foreign corporation that is related to us through stock ownership;

•	is not a bank whose receipt of interest on the senior notes or Treasury securities is described in section 881(c)(3)(A) of the Code; and

•	(a) provides its name and address on IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person, or (b) if corporate units, treasury units, senior notes or Treasury securities are held through certain foreign intermediaries or foreign partnerships, satisfies the certification requirements of applicable United States Treasury regulations.

      The 30% United States federal withholding tax will not apply to any gain realized on the sale, exchange, or other disposition of corporate units, treasury units, Treasury securities, senior notes and our common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income realized on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are met.

      We will generally withhold tax at a 30% rate on contract adjustment payments and dividends paid on our common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided that the holder satisfies the relevant certification requirement, but instead are subject to United States federal income tax as described below.

      A non-U.S. holder of our common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or contract adjustment payments will be required to furnish an IRS Form W-8BEN (or an acceptable substitute form) to claim such reduced rate or exemption from the 30% withholding tax, or an IRS Form W-8ECI (or an acceptable substitute form) stating that such payments are not subject to the 30% withholding tax because they are effectively connected with the non-U.S. holder’s trade or business in the United States. A non-U.S. holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      United States Federal Income Tax. If a non-U.S. holder is engaged in a trade or business in the United States and interest (including original issue discount) on the senior notes or Treasury securities, dividends on our common stock, or to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, such holder will be subject to United States federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if the holder were a United States person as defined under the Code. The non-U.S. holder must satisfy certain certification and disclosure requirements in order to establish its exemption from withholding on its effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the holder of a trade or business in the United States. For this purpose, interest on the senior notes or Treasury securities, dividends on our common stock and, to the extent they constitute taxable income, the contract adjustment payments from the purchase contracts will be included in earnings and profits.

      Any gain realized on the disposition of a Treasury security, senior note (to the extent not treated as interest income under the contingent payment debt rules), purchase contract or share of our common stock generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other condition are met.

Backup Withholding Tax and Information Reporting

      U.S. Holders. Unless a U.S. holder is an exempt recipient, such as a corporation, payments under equity units, senior notes, purchase contracts, Treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of equity units, senior notes, purchase contracts, Treasury securities or common stock, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. The U.S. federal backup withholding tax rate for 2002 is 30% (scheduled to be reduced gradually to 28% by the year 2006). Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

      Non-U.S. Holders. In general, the amount of the interest, contract adjustment payments and dividends on our common stock paid to a non-U.S. holder and the tax withheld with respect to such interest, contract adjustment payments and dividends must be reported annually to the IRS and the holder. In general, no backup withholding will be required regarding payments to a non-U.S. holder on corporate units, treasury units, senior notes, Treasury securities, or our common stock provided that we do not have actual knowledge or reason to know that the holder is a United States person and the holder has satisfied the certification requirements described above under “Non-United States Holders — United States Federal Withholding Tax.”

      In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of corporate units, treasury units, senior notes, Treasury securities, or our common stock made within the United States or conducted through certain United States financial intermediaries if:

•	the payor receives the required certification with respect to the non-U.S. holder and does not have actual knowledge or reason to know that the holder is a United States person; or

•	the holder otherwise establishes an exemption.

Backup withholding may apply if the non-U.S. holder fails to comply with applicable United States information reporting or certification requirements.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the acquisition, holding and disposition of equity units (and the securities underlying such equity units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and other arrangements (each, a “plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

      In considering an investment by a plan in the equity units, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

      Any insurance company proposing to invest assets of its general account in the equity units should consider the extent that such investment would be subject to the requirements of ERISA in the light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      If the equity units are purchased by a plan, the equity units (and the securities underlying such equity units) will be deemed to constitute “plan assets,” and the acquisition, holding and disposition of the equity units (or the securities underlying such equity units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if:

•	we or our affiliates are a party in interest or disqualified person with respect to such plan or

•	the plan sells or disposes of such equity units (or the securities underlying such equity units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available.

In addition, the disposition of the equity units (or the securities underlying such equity units) to a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or

Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation:

•	PTCE 84-14 respecting transactions determined by independent qualified professional asset managers;

•	PTCE 90-1 respecting insurance company pooled separate accounts;

•	PTCE 91-38 respecting bank collective investment trust partnerships;

•	PTCE 95-60 respecting life insurance company general accounts;

•	PTCE 96-23 respecting transactions determined by in-house asset managers; and

•	PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Accordingly, by its purchase of the equity units (and the securities underlying such equity units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the equity units (and the securities underlying such equity units) through and including the date of the satisfaction of its obligation under the purchase contract and the disposition of any such equity units (and any security underlying such equity units) either:

•	that it is not a plan; or

•	that the acquisition, holding and the disposition of any equity units (and any security underlying such equity units) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

      In addition, each plan that is a holder and the fiduciary of such plan will be deemed to have represented and warranted to The St. Paul Companies, Inc. and the remarketing agent that such participation in the remarketing program will not constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

      Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or similar laws should consult their advisors and/or counsel.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of corporate units set forth opposite the underwriter’s name.

Number of
Underwriter	Corporate Units

Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,850,000
Salomon Smith Barney Inc.	3,850,000

Total	7,700,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the corporate units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the corporate units, other than those covered by the over-allotment option described below, if they purchase any of the corporate units.

      The underwriters propose to offer some of the corporate units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the corporate units to dealers at the public offering price less a concession not to exceed $0.90 per corporate unit. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.10 per corporate unit on sales to other dealers. If all of the corporate units are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 13 days from the date of the closing of this offering, to purchase up to 1,155,000 additional corporate units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional corporate units approximately proportionate to that underwriter’s initial purchase commitment.

      We and our executive officers have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any equity units, any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, we may issue shares of our common stock in the concurrent offering, and we may issue shares or other securities (a) upon the conversion, exchange or exercise of any of our securities outstanding on the date of this prospectus supplement, (b) pursuant to our stock option or other benefit plans maintained for our directors, officers or employees or (c) in connection with mergers, acquisitions and similar transactions provided that each person to whom shares or other such securities that are issued or transferred in any of these transactions agrees to be bound by the foregoing restrictions if the acquired entity did not, immediately prior to the transaction, have a class of securities registered under the Securities Exchange Act of 1934. Notwithstanding the foregoing, if we suffer severe losses as a result of a major catastrophe, and advise the underwriters that we believe that raising capital through the offering of common stock or securities convertible or exchangeable therefor would be appropriate in order to maintain appropriate financial strength, we may proceed with such offering without the consent of the underwriters. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      Each underwriter has represented, warranted and agreed that:

(i)	it has not offered or sold and, prior to the expiry of a period of six months from the closing date of this offering, will not offer or sell any equity units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ii)	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any equity units in circumstances in which section 21(1) of the FSMA does not apply to us; and

(iii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the equity units in, from or otherwise involving the United Kingdom.

      This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”). The equity units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such equity units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

      Prior to this offering, there has been no public market for the corporate units. We have been advised by the underwriters that the underwriters intend to make a market in the corporate units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the corporate units.

      The corporate units have been approved for listing on the NYSE under the symbol “SPC Pr E,” subject to official notice of issuance.

      The following table shows the per unit and total public offering price, the underwriting discounts and commissions to be paid by us to the underwriters and the proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Corporate Unit	Without Option	With Option

Public offering price	$50.00	$385,000,000	$442,750,000
Underwriting discounts and commissions	$1.50	$11,550,000	$13,282,500
Proceeds, before expenses, to The St. Paul Companies, Inc.	$48.50	$373,450,000	$429,467,500

      This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the notes or upon early settlement of the purchase contracts.

      In connection with this offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell the corporate units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales in excess of the number of corporate units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of corporate units represented by the underwriters’ over-allotment option. In determining the source of corporate units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of corporate units available for purchase in the open market as compared to the price at which they may purchase corporate units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of corporate units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of corporate units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing corporate units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the corporate units in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of corporate units in the open market while this offering is in progress.

      In connection with this offer, Salomon Smith Barney Inc. or any person acting for it may over-allot or effect transactions with a view to supporting the market price of the equity units or our common stock at a level higher than that which might otherwise prevail for a limited period after the issue date. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases corporate units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the corporate units. They may also cause the price of the corporate units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our portion of the total expenses of this offering will be approximately $300,000.

      The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of corporate units for sale to their online brokerage account holders. The underwriters will allocate corporate units for Internet distributions on the same basis as other allocations. In addition, corporate units may be sold by the underwriters to securities dealers who resell corporate units to online brokerage account holders.

      We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE EQUITY UNITS

      The validity of the equity units will be passed upon for the Company by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to all matters of Minnesota law upon the opinion of Bruce A. Backberg, Esq., Senior Vice President of the Company. As of June 30, 2002, Mr. Backberg owned, directly and indirectly, 20,289 shares of our common stock, 421 shares of our Series B Convertible Preferred Stock and currently exercisable options to purchase 85,125 additional shares of our common stock. Certain legal matters with respect to the offering of the equity units will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

$2,000,000,000

The St. Paul Companies, Inc.

Senior Debt Securities

Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
and
Units

St. Paul Capital Trust II

Preferred Securities

guaranteed to the extent set forth herein
by The St. Paul Companies, Inc.

        We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $2,000,000,000.

      The St. Paul Companies, Inc.’s common shares are listed on the New York Stock Exchange under the symbol “SPC”.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      Prospectus dated July 24, 2002.

You should rely only on the information contained in or incorporated by reference in this prospectus. We and the Trust have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information provided by or incorporated by reference in this prospectus may only be accurate on the date of the document containing the information.

Unless the context otherwise indicates, the terms “The St. Paul,” “we,” “us” or “our” means The St. Paul Companies, Inc. and its consolidated subsidiaries.

THE ST. PAUL COMPANIES, INC.

      The St. Paul Companies, Inc. and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. We are a management company principally engaged, through our subsidiaries, in providing commercial property-liability insurance and reinsurance products and services worldwide. We also have a presence in the asset management industry through our 78% majority ownership of The John Nuveen Company. As a management company, we oversee the operations of our subsidiaries and provide them with capital and management and administrative services. At June 30, 2002, our total assets were $38.2 billion, our total shareholders’ equity was $5.0 billion. In 2001, insurance and reinsurance underwriting accounted for approximately 95% of our consolidated revenues from continuing operations, and asset management operations accounted for approximately 4% of consolidated revenues from continuing operations.

      Our principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and our telephone number is (651) 310-7911. Unless the context otherwise indicates, the terms “The St. Paul”, “we”, “us” or “our” mean The St. Paul Companies, Inc. and its consolidated subsidiaries.

ST. PAUL CAPITAL TRUST II

      St. Paul Capital Trust II, or the “Trust”, is a statutory business trust created under Delaware law. The Trust exists for the exclusive purposes of:

•	issuing the preferred securities, which represent preferred undivided beneficial ownership interests in the Trust’s assets;

•	issuing the common securities, which represent common undivided beneficial ownership interests in the Trust’s assets, to us in a total liquidation amount equal to at least 3% of the Trust’s total capital;

•	using the proceeds from the issuances to purchase one or more series of securities issued by us, including senior debt securities, subordinated debt securities and warrants;

•	maintaining the Trust’s status as a grantor trust for federal income tax purposes; and

•	engaging in only those other activities necessary, advisable or incidental to these purposes, such as registering the transfer of preferred securities.

      Any senior debt securities, subordinated debt securities and warrants we sell to the Trust will be the sole assets of the Trust, and, accordingly, payments under the senior or subordinated debt securities will be the sole revenues of the Trust and the Trust’s ability to distribute shares of our common stock or other securities upon conversion of the preferred securities, if convertible, will depend solely on our performance under the warrants sold by us to the Trust. We will acquire and own all of the common securities of the Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The common securities will rank on a parity with, and payments will be made on the common securities pro rata with, the preferred securities, except that upon an event of default under the amended and restated declaration of trust resulting from an event of default under the senior or subordinated debt securities, our rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the preferred securities.

      The Trust has a term of 50 years, but may dissolve earlier as provided in its amended and restated declaration of trust. The Trust’s business and affairs are conducted by the trustees. The trustees for the Trust are JPMorgan Chase Bank, as institutional trustee, Chase Manhattan Bank USA, National Association, as the Delaware trustee, and two regular trustees or “administrative trustees” who are officers of The St. Paul Companies, Inc. JPMorgan Chase Bank, as institutional trustee, will act as sole indenture trustee under the amended and restated declaration of trust. JPMorgan Chase Bank will also act as guarantee trustee under the guarantee and as indenture trustee under the subordinated debt indenture.

      The duties and obligations of each trustee are governed by the amended and restated declaration of trust. As issuer of the subordinated debt securities to be purchased by the Trust and as sponsor of the Trust, we will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on the preferred securities) related to the Trust and any offering of the Trust’s preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is c/o The St. Paul Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102 and its telephone number is (651) 310-7911.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our ratio of consolidated earnings to fixed charges for the years and the period indicated:

		Year Ended December 31,
	Six Months Ended
	June 30, 2002(1)	2001(1)	2000	1999	1998	1997

Ratio of earnings to fixed charges	—	—	9.03	6.43	1.65	10.06
Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	8.32	5.88	1.52	8.88

(1)	Earnings are inadequate to cover fixed charges by $168 million in the first six months of 2002, and $1.43 billion in 2001. Earnings are inadequate to cover combined fixed charges and preferred stock dividends by $175 million in the first six months of 2002 and $1.45 billion in 2001.

      Earnings consist of income from continuing operations before income taxes plus fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

USE OF PROCEEDS

      Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or acquisitions. Unless otherwise indicated in an accompanying prospectus supplement, St. Paul Capital Trust II will use all proceeds received from the sale of its preferred securities to purchase our subordinated debt securities.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration or continuous process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

      The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information”.

      When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

      We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

      Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”).

      Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

A SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the information presented or incorporated by reference in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, “will”, or similar statements or variations of such terms. Examples of these forward-looking statements include statements concerning: market and other conditions and their effect on future premiums, revenues, earnings, cash flow and investment income; price increases; improved loss experience; and expense savings resulting from the restructuring actions announced in recent years.

      In light of the risks and uncertainties inherent in future projections, many of which are beyond our control, actual results could differ materially from those in forward-looking statements. These statements should not be regarded as a representation that anticipated events will occur or that expected objectives will be achieved. Risks and uncertainties include, but are not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; our ability to effect the proposed transfer of certain reinsurance business and assets to a recently formed company, which transfer is subject to such company’s completion of its initial public offering; changes in the demand for, pricing of, or supply of reinsurance or insurance; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; losses due to foreign currency exchange rate fluctuations; changes in our estimate of insurance industry losses resulting from the September 11, 2001 terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; changes in domestic and foreign laws, regulations and taxes; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

      We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

      The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

      The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness”, as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

      “Debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities.

      The senior debt securities and the subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and JPMorgan Chase Bank, which acts as trustee. The indentures are substantially identical, except for the covenant described below under “— Restrictive Covenants — Limitations on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”, which is included only in the senior debt indenture, and the provisions relating to subordination, which are included only in the subordinated debt indenture.

      Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

      The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Remedies if an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

      The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities are governed by the laws of the State of New York. A copy of the senior debt indenture, dated as of March 12, 2002, and the form of subordinated debt indenture appear as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

      We may issue as many distinct series of debt securities under either indenture as we wish. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences with the material terms summarized here.

      Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We describe the meaning for only the more important terms. Whenever we refer to the defined terms of the indentures in this prospectus or in the prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.

      This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

      We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

      In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or any other of our securities, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described under “— Restrictive Covenants — Defeasance”;

•	any event of default under the series of debt securities if different from those described under “— Default and Related Matters — What Is an Event of Default?”;

•	if the series of debt securities will be issuable only in the form of a global security, as described under “Legal Ownership — Global Securities”, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.

      Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus.

Legal Ownership

Street Name and Other Indirect Holders

      Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in “street name”. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities (i.e., those who are registered as holders of debt securities). As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

      What Is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”.

      If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

      Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

      Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

      If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “— Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

      Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled, “— Street Name and Other Indirect Holders” and “— Direct Holders”.

      The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on the debt securities has occurred and has not been cured.

      Defaults are discussed later under “— Default and Related Matters”.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

      In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “— Street Name and Other Indirect Holders”.

Overview of the Remainder of this Description

      The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the subordinated debt indenture that may prohibit us from making payments on those securities;

•	a Restrictive Covenant contained in the senior debt indenture that restricts our ability to incur liens and other encumbrances on the voting stock of some of our subsidiaries. A particular series of debt securities may have additional restrictive covenants;

•	situations in which we may invoke the provisions relating to Defeasance;

•	your rights if we Default or experience other financial difficulties; and

•	our Relationship With the Trustee.

Additional Mechanics

Form, Exchange and Transfer

      The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000.

      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

      You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

      If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

      We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 450 West 33rd Street, 15th Floor, New York, New York 10001. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

      Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

      We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions (among others) are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country’s laws; that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. We have promised in our senior debt indenture to limit these preferential rights on voting stock of any designated subsidiaries, called liens, as discussed under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”. If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting stock to the direct holders of the senior debt securities.

Modification and Waiver

      There are four types of changes we can make to either indenture and the debt securities issued under that indenture.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into securities or other property;

•	reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture.

      Changes Requiring a Majority Vote. The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of all series affected thereby, voting together as a single class. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.

      Each indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

      Changes by Waiver Requiring a Majority Vote. Fourth, we need a vote by direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described later under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”. We also need such a majority vote to obtain a waiver of any past default, except a payment default listed in the first category described later under “— Default and Related Matters — Events of Default”.

      Modification of Subordination Provisions. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the consent of the direct holders of a majority in aggregate principal amount of all affected series, voting together as one class.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance — Full Defeasance”.

      We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.

      Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or the debt securities or request a waiver.

Subordination Provisions

      Direct holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

      Under the subordinated debt indenture, “senior indebtedness” includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements;

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us; and

•	to satisfy the expenses and fees of the subordinated debt indenture trustee under the subordinated debt indenture.

      The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness we owe to a subsidiary of ours (other than the John Nuveen Company and its consolidated subsidiaries);

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness we owe to any trust, other than the Trust and St. Paul Capital Trust I (a statutory business trust created under Delaware law by us), or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, and which has issued equity securities or other securities that are similar to the preferred securities; and

•	indebtedness we may incur in violation of the subordinated debt indenture.

      The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

      If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.

      Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

Restrictive Covenants

General

      We have made certain promises in each indenture called “covenants” where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indenture we have made the promise described in the next paragraph. The subordinated debt indenture does not include the promise described in the next paragraph.

Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries

      Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the senior debt indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any voting stock of a designated subsidiary, unless we also secure all the senior debt securities that are deemed outstanding under the senior debt indenture equally with, or prior to, the indebtedness being secured, together with, at our election, any of our or any designated subsidiary’s other indebtedness. This promise does not restrict our ability to sell or otherwise dispose of our interests in any designated subsidiary.

      As used here:

•	voting stock means all classes of stock (including any interest in such stock) outstanding of a designated subsidiary that are normally entitled to vote in elections of directors;

•	designated subsidiary means St. Paul Fire and Marine Insurance Company and any of our other subsidiaries that has assets exceeding 20% of our consolidated assets. As of the date of this prospectus, St. Paul Fire and Marine Insurance Company and United States Fidelity and Guaranty

Company are the only subsidiaries satisfying this 20% test. For purposes of applying the 20% test, the assets of a subsidiary and our consolidated assets are both determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the 20% test and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter; and

•	subsidiary means a corporation, partnership or trust in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for election of directors.

Defeasance

      The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

      Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current federal tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under “— Subordination Provisions”, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

      If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “— Subordination Provisions” will not apply. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

      Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

      If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises regarding conduct of our business previously described under “— Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”, and any other covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described under “— Special Situations — Mergers and Similar Events”; and

•	the events of default relating to breach of covenants, described under “— Default and Related Matters — Events of Default — What Is an Event of Default?”.

      In addition, in the case of subordinated debt securities, the provisions described above under “— Subordination Provisions” will not apply if we accomplish covenant defeasance.

      If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default and Related Matters

Ranking With Our Other Unsecured Creditors

      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means that you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture.

Events of Default

      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

      What Is an Event of Default? The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as sinking fund, when such deposit is due, if we agree to maintain any such sinking fund;

•	we remain in breach of the restrictive covenant described previously under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Stock of Designated

Subsidiaries” or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

      Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions”. If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series.

      Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 90 days after receipt of the above notice and offer of indemnity.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

      Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

      We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

Our Relationship With the Trustee

      JPMorgan Chase Bank, the trustee under the indentures and the institutional trustee and Delaware trustee to each of the Trust and St. Paul Capital Trust I (a statutory business trust created under Delaware law by us), together with its affiliates, has an aggregate $60 million participation under revolving credit agreements among us and certain banks named therein providing for aggregate borrowing by us of a maximum of $540 million. No borrowings under these facilities were outstanding at June 30, 2002. In addition, JPMorgan Chase Bank has a $50 million participation under a revolving credit agreement among The John Nuveen Company, one of our subsidiaries, and certain banks named in it providing for aggregate borrowing by The John Nuveen Company of a maximum of $250 million, $183 million of which was outstanding at June 30, 2002. JPMorgan Chase Bank is also the trustee under other indentures pursuant to which we or our subsidiaries have issued debt securities and an affiliate of JPMorgan Chase Bank has provided investment banking services to us from time to time.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

      We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our restated articles of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated articles of incorporation which is an exhibit to the registration statement which contains this prospectus.

      The description of most of the financial and other specific terms of your series will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

      As you read this section, please remember that the specific terms of your series of preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock.

      Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our restated articles of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Authorized Preferred Stock

      Under our restated articles of incorporation our board of directors is authorized, without further action by our shareholders, to establish from the 5,000,000 undesignated shares authorized by our restated articles of incorporation one or more classes and series, to designate each such class and series, to fix the relative rights and preferences of each such class and series and to issue such shares. Such rights and preferences may be superior to common stock as to dividends, distributions of assets (upon liquidation or otherwise) and voting rights. Undesignated shares may be convertible into shares of any other series or class of stock, including common stock, if our board of directors so determines. Our board of directors will fix the terms of the series of preferred stock it designates by resolution adopted before we issue any shares of the series of preferred stock.

      The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our restated articles of incorporation.

      When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Redemption

      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

      Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

      Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

      Holders of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

      We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

      Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Conversion or Exchange Rights

      The prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of our preferred stock or any other securities registered pursuant to the registration statement of which this prospectus forms a part.

Liquidation Preference

      In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Transfer Agent and Registrar

      The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

      The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Description of Depositary Shares

      We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

      We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

      Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

      The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

      In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

      The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

      If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange

      The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

      The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not been paid.

      The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

      We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges (other than any change in the fees of any depositary, registrar or transfer agent) or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

      The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

      We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

      We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

      The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct;

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Resignation and Removal of Depositary

      The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

DESCRIPTION OF OUR COMMON STOCK

      The following briefly summarizes the provisions of our restated articles of incorporation and bylaws that would be important to holders of common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated articles of incorporation and bylaws which are exhibits to the registration statement which contains this prospectus.

Our Common Stock

      Our authorized capital stock includes 480,000,000 shares of common stock. As of July 19, 2002, there were 208,469,606 shares of common stock outstanding, which were held by 17,166 shareholders of record.

      Each share of common stock is entitled to participate pro rata in distributions upon liquidation, subject to the rights of holders of preferred shares, and to one vote on all matters submitted to a vote of shareholders, including the election of directors. A vote of two-thirds of the voting power of all outstanding voting shares is required in order to approve certain business combinations or to amend the provisions in our restated articles of incorporation applicable to such business combinations. Holders of common stock have no preemptive or similar equity preservation rights, and cumulative voting of shares in the election of directors is prohibited.

      The holders of common stock may receive cash dividends as declared by our board of directors out of funds legally available for that purpose, subject to the rights of any holders of preferred shares. We are a holding company, and our primary source for the payment of dividends is dividends from our subsidiaries. Various state laws and regulations limit the amount of dividends that may be paid to us by our insurance subsidiaries.

      The outstanding shares of common stock are, and the shares of common stock offered by the registration statement when issued will be, fully paid and nonassessable.

      Our common stock is listed on the New York Stock Exchange under the symbol “SPC”.

Transfer Agent

      The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A.

Limitation of Liability and Indemnification Matters

      We are subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of that person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements), incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:

•	has not been indemnified therefor by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in that person’s official capacity for the corporation, or, in the case of acts or omissions in that person’s official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

      Our bylaws provide that, subject to the limitations of the next sentence, we will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including, without limitation, attorneys’ fees and disbursements) incurred by that person in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521. However, we will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission, which is claimed to have given rise to the matter which is the subject of the proceeding, only had an agency relationship to us and was not at that time our officer, director or employee unless such person and we were at that time parties to a written contract for indemnification or advances with respect to such matter or unless our board of directors specifically authorizes such indemnification or advances.

      We have directors’ and officers’ liability insurance policies, with coverage of up to $250 million, subject to various deductibles and exclusions from coverage.

DESCRIPTION OF WARRANTS WE MAY OFFER

General

      We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, common stock or any combination of these securities and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

      The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

      The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

      Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

      A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement.

Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

      The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

      We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

      The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF PREFERRED SECURITIES THAT THE TRUST MAY OFFER

      The following summary outlines the material terms and provisions of the preferred securities that the Trust may offer. The particular terms of any preferred securities the Trust offers and the extent if any to which these general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

      The Trust will issue the preferred securities under an amended and restated declaration of trust, which we will enter into at the time of any offering of preferred securities by the Trust. The amended and restated declaration of trust for the Trust is subject to and governed by the Trust Indenture Act of 1939 and Chase Manhattan Bank USA, National Association will act as Delaware trustee and JPMorgan Chase Bank will act as institutional trustee under the amended and restated declaration of trust for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended and restated declaration of trust and those made part of the amended and restated declaration of trust by the Trust Indenture Act and the Delaware Business Trust Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of amended and restated declaration of trust, which is filed as an exhibit to the registration statement which contains this prospectus, the Trust Indenture Act and the Delaware Business Trust Act.

Terms

      The amended and restated declaration of trust will provide that the Trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the senior or the subordinated debt securities that we will issue to the Trust in exchange for the proceeds of the sales of the preferred and common securities, and any conversion feature applicable to the preferred securities will mirror the terms of the convertible debt securities or warrants, if any, that we will have issued to the Trust. If we fail to make a payment on the senior or the subordinated debt securities, the Trust holding those debt securities will not have sufficient funds to make related payments, including cash distributions, on its preferred securities. If the preferred securities are convertible into or exchangeable for shares of our common stock or other securities, in the event that we fail to perform under any convertible debt securities or warrants we issue to the Trust, the Trust will be unable to distribute to the holders any of our shares of common stock or other securities to be distributed to the holders of the preferred securities upon their conversion.

      You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

•	the distinctive designation of the preferred securities and common securities;

•	the total and per-security-liquidation amount of the preferred securities;

•	the annual distribution rate, or method of determining the rate at which the Trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

•	whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related subordinated debt securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

•	the amount or amounts which will be paid out of the assets of the Trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

•	any obligation of the Trust to purchase or redeem preferred securities issued by it and the terms and conditions relating to any redemption obligation;

•	any voting rights of the preferred securities;

•	any terms and conditions upon which the debt securities held by the Trust issuing the securities may be distributed to holders of preferred securities;

•	if the preferred securities may be converted into or exercised or exchanged for our common stock or preferred stock or any other of our securities, the terms on which conversion, exercise or exchange is mandatory, at the option of the holder or at the option of the Trust, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the preferred securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	any securities exchange on which the preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended and restated declaration of trust or with applicable law.

      We will guarantee the preferred securities to the extent described below under “Description of Trust Guarantee”. Our guarantee, when taken together with our obligations under the related debt securities and the related indenture and any warrants and related warrant agreement, and our obligations under the amended and restated declaration of trust, would provide a full, irrevocable and unconditional guarantee of amounts due on any preferred securities and the distribution of any securities to which the holders would be entitled upon conversion of the preferred securities, if the preferred securities are convertible into or exchangeable for shares of our common stock or other securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

Liquidation Distribution Upon Dissolution

      Unless otherwise specified in an applicable prospectus supplement, the amended and restated declaration of trust states that the Trust will be dissolved:

•	on the expiration of the term of the Trust;

•	upon bankruptcy, dissolution or liquidation of us or the holder of the common securities of the Trust;

•	upon our written direction to the institutional trustee to dissolve the Trust and distribute the related subordinated debt securities directly to the holders of the preferred securities and common securities;

•	upon the redemption by the Trust of all of the preferred and common securities in accordance with their terms; or

•	upon entry of a court order for the dissolution of the Trust.

      Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by the Trust will be entitled to receive:

•	the related debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related debt securities is determined by the institutional trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment, and.

•	if we issued warrants to the trust, a number of warrants equal to the holders proportionate share to total number of warrants held by the Trust.

      If the Trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by the Trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the indenture has occurred and is continuing with respect to any series of related debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

      The following will be events of default under the amended and restated declaration of trust:

•	an event of default under the subordinated debt indenture occurs with respect to any related series of subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

      If an event of default with respect to a related series of debt securities occurs and is continuing under the related indenture, and the related indenture trustee or the holders of not less than 25% in aggregate principal amount of the related debt securities outstanding fail to declare the principal amount of all of such debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the debt securities will have the right to declare such principal amount immediately due and payable by providing written notice to us, the institutional trustee and the indenture trustee under the related indenture.

      At any time after a declaration of acceleration has been made with respect to a related series of debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related debt securities and its consequences:

•	if we deposit with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related debt securities and other amounts due to the indenture trustee and the institutional trustee; and

•	if all existing events of default with respect to the related subordinated debt securities have been cured or waived except non-payment of principal on the related subordinated debt securities that has become due solely because of the acceleration.

      The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the indenture with respect to related debt securities, other than a default in the payment of principal of, or any premium or interest on, any related debt security or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related debt security. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended and restated declaration of trust.

      The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred on the institutional trustee under the amended and restated declaration of trust.

      A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the institutional trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of debt securities when payable.

      We are required to furnish annually, to the institutional trustee for the Trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the Trust are not in default under the applicable amended and restated declaration of trust or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

      The Trust may not consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in “— Liquidation Distribution Upon Dissolution”. The Trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of the Trust, consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any State if:

•	the successor entity either:

•	expressly assumes all of the obligations of the Trust relating to its preferred and common securities; or

•	substitutes for the Trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity who has substantially the same powers and duties as the institutional trustee of the Trust;

•	the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred or common securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

•	prior to the merger event, we shall provide to the Trust an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the Trust’s preferred or common securities in any material respect;

•	following the merger event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	following the merger event, the Trust or the successor entity will continue to be classified as a grantor trust for United States federal tax purposes; and

•	we own, or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

      In addition, unless all of the holders of the preferred securities approve otherwise, the Trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the Trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

      Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under “— Amendment to the Trust Agreement” and “Description of Trust Guarantee — Modification of the Trust Guarantee; Assignment” and as otherwise required by law.

      If any proposed amendment to the amended and restated declaration of trust provides for, or the trustee of the Trust otherwise proposes to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended and restated declaration of trust or otherwise; or

•	the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the amended and restated declaration of trust,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

      The holders of a majority in aggregate liquidation amount of the preferred securities issued by the Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the amended and restated declaration of trust, including the right to direct the institutional trustee, as holder of the debt securities and, if applicable, the warrants, to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for any related subordinated debt securities or execute any trust or power conferred on the indenture trustee with respect to the related debt securities;

•	if we issue warrants to the Trust, direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee as the registered holder of the warrants;

•	waive certain past defaults under the indenture with respect to any related debt securities, or the warrant agreement with respect to any warrants;

•	cancel an acceleration of the maturity of the principal of any related debt securities; or

•	consent to any amendment, modification or termination of the indenture or any related debt securities or the warrant agreement or warrants where consent is required.

      In addition, before taking any of the foregoing actions, we will provide to the institutional trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

      The institutional trustee will notify all preferred securities holders of the Trust of any notice of default received from the indenture trustee with respect to the debt securities held by the Trust.

      Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder’s registered address at least 7 days and not more than 60 days before the meeting.

      No vote or consent of the holders of the preferred securities will be required for the Trust to redeem and cancel its preferred securities in accordance with its amended and restated declaration of trust.

      Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, or any affiliate of ours will, for purposes of any vote or consent, be treated as if they were not outstanding.

Amendment to the Trust Agreement

      The amended and restated declaration of trust may be amended from time to time by us and the institutional trustee and the administrative trustees of the Trust, without the consent of the holders of the preferred securities, to:

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision;

•	add to the covenants, restrictions or obligations of the sponsor; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the subordinated debt securities held by the Trust are treated as indebtedness for United States federal income tax purposes or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act of 1940;

provided, however, that, in each case, the amendment would not adversely affect in any material respect the interests of the holders of the preferred securities.

      Other amendments to the amended and restated declaration of trust may be made by us and the trustees of the Trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of the Trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the Trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the subordinated debt securities held by the Trust as indebtedness for United States federal income tax purposes or affect the Trust’s exemption from the Investment Company Act of 1940.

      Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of the Trust, an amended and restated declaration of trust may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of the Trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date;

•	change any of the conversion or redemption provisions; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

Removal and Replacement of Trustees

      Unless an event of default exists under the debt securities or, if the preferred securities are convertible and there is a separate warrant agreement, the warrant agreement, we may remove the institutional trustee and the Delaware trustee at any time. If an event of default exists, the institutional trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all the Trust’s common securities. No resignation or removal of the institutional trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the amended and restated declaration of trust.

Merger or Consolidation of Trustees

      Any entity into which the institutional trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended and restated declaration of trust; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Institutional Trustee

      For matters relating to compliance with the Trust Indenture Act of 1939, the institutional trustee for the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. Except if an event of default exists under the amended and restated declaration of trust, the institutional trustee will undertake to perform only the duties specifically set forth in the amended and restated declaration of trust. While such an event of default exists, the institutional trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the institutional trustee is not obligated to exercise any of the powers vested in it by the amended and restated declaration of trust at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. But the holders of preferred securities will not be required to offer indemnity if the holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default.

      JPMorgan Chase Bank, which is the institutional trustee for the Trust and St. Paul Capital Trust I (a statutory business trust created under Delaware law by us), also serves as the senior debt indenture trustee, the subordinated debt indenture trustee and the guarantee trustee under the trust guarantee described below. We and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank, which are described above under “Description of Debt Securities We May Offer — Our Relationship With the Trustee”.

Miscellaneous

      The administrative trustees of the Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

•	the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the debt securities held by the Trust will be treated as indebtedness of ours for United States federal income tax purposes; and

•	the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

      We and the trustees are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or the amended and restated declaration of trust, that we and the trustees determine to be necessary or desirable for the above purposes, as long as it does not materially and adversely affect the holders of the preferred securities.

      Registered holders of the preferred securities have no preemptive or similar rights.

      The Trust may not, among other things, incur indebtedness or place a lien on any of its assets.

Governing Law

      The amended and restated declaration of trust and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

DESCRIPTION OF TRUST GUARANTEE

      The following describes certain general terms and provisions of the trust guarantee which we will execute and deliver for the benefit of the holders from time to time of preferred securities. The trust guarantee will be separately qualified as an indenture under the Trust Indenture Act of 1939, and JPMorgan Chase Bank will act as indenture trustee under the trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of the trust guarantee will be those contained in the trust guarantee and those made part of the trust guarantee by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939. The trust guarantee will be held by the guarantee trustee of the Trust for the benefit of the holders of the preferred securities.

General

      We will irrevocably and unconditionally agree to pay or make the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that the Trust may have except for the defense of payment:

•	any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the Trust does not make such payments or distributions but has sufficient funds available to do so;

•	any distributions of our common stock or preferred stock or any other of our securities, in the event that the preferred securities may be converted into or exercised for our common stock or preferred stock, to the extent the conditions of such conversion or exercise have occurred or have been satisfied and the Trust does not distribute such shares or other securities but has received such shares or other securities;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the Trust does not make such payments or distributions but has sufficient funds available to do so; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of related subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of:

•	the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Trust does not make such payments or distributions but has sufficient funds available to do so; and

•	the amount of assets of the Trust remaining available for distribution to holders of such preferred securities in liquidation of the Trust.

      Our obligation to make a payment under the trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the Trust to pay the amounts to the holders.

Modification of the Trust Guarantee; Assignment

      Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), the trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in the trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

      The trust guarantee will terminate when any of the following has occurred:

•	all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the Trust or both;

•	the subordinated debt securities held by the Trust have been distributed to the holders of the preferred securities; or

•	the amounts payable in accordance with the amended and restated declaration of trust upon liquidation of the Trust have been paid in full.

      The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.

Events of Default

      There will be an event of default under the trust guarantee if we fail to perform any of our payment or other obligations under the trust guarantee. However, other than with respect to a default in payment of any guarantee payment, we must have received notice of default and not have cured the default within 90 days after receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our trust guarantee.

      The trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the Trust Guarantee

      The applicable prospectus supplement relating to the preferred securities will indicate whether the trust guarantee is our senior or subordinated obligation. If the trust guarantee is our senior obligation it will be our general unsecured obligation and will rank equal to our other senior and unsecured obligations.

      If the trust guarantee is our subordinated obligation, it will be our general unsecured obligation and will rank as follows:

•	subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture;

•	on parity with our most senior preferred or preference stock currently outstanding or issued in the future, with any guarantees of other preferred securities we or our affiliates may issue and with other issues of subordinated debt securities; and

•	senior to our common stock.

      The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to any subordination provisions and other terms of the trust guarantee relating to applicable subordination.

Information Concerning the Guarantee Trustee

      The guarantee trustee, except if we default under the trust guarantee, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, in case a default with respect to the trust guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the trust guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it may incur.

Governing Law

      The trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

Effect of Obligations Under the Subordinated Debt Securities and the Trust Guarantee

      As long as we may make payments of interest and any other payments when they are due on the subordinated debt securities held by the Trust, those payments will be sufficient to cover distributions and any other payments due on the preferred securities issued by the Trust because of the following factors:

•	the total principal amount of the subordinated debt securities held by the Trust will be equal to the total stated liquidation amount of the preferred securities and common securities issued by the Trust;

•	the interest rate and the interest payment dates and other payment dates on the subordinated debt securities held by the Trust will match the distribution rate and distribution payment dates and other payment dates for the preferred securities and common securities issued by the Trust;

•	we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust (other than obligations under the trust securities); and

•	the amended and restated declaration of trust will further provide that the Trust is not authorized to engage in any activity that is not consistent with its limited purposes.

      We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities to the extent the Trust has funds available to pay such amounts as and to the extent set forth under “Description of Trust Guarantee”. Taken together, our obligations under the subordinated debt securities, the subordinated debt indenture, the amended and restated declaration of trust and the trust guarantee will provide a full, irrevocable and unconditional guarantee of the Trust’s payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this trust guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the Trust’s obligations under the preferred securities.

      If and to the extent that we do not make the required payments on the subordinated debt securities, the Trust will not have sufficient funds to make its related payments, including distributions on the preferred securities. Our trust guarantee will not cover any payments when the Trust does not have sufficient funds available to make those payments. Your remedy, as a holder of preferred securities, is to institute a direct action against us. Our obligations under the trust guarantee will be subordinate to all of our senior indebtedness.

PLAN OF DISTRIBUTION

      We and the Trust may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.

      Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      Because the National Association of Securities Dealers, Inc. (“NASD”) views securities such as the preferred securities as interest in a direct participation program, any offering of preferred securities by the Trust will be made in compliance with Rule 2810 of the NASD’s Conduct Rules.

      In some cases, we and the Trust may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

      The securities we and the Trust distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      We and the Trust may solicit offers to purchase securities directly from the public from time to time. We and the Trust may also designate agents from time to time to solicit offers to purchase securities from the public on our or the Trust’s behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we or the Trust may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

      In connection with the sale of securities, underwriters may receive compensation from us or the Trust or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the Trust, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

      Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We and the Trust may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

      If dealers are utilized in the sale of the securities, we and the Trust will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

      We and the Trust may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

      In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

      Underwriters, dealers and agents may engage in transactions with or perform services for us or the Trust, or be customers of ours or the Trust, in the ordinary course of business.

VALIDITY OF SECURITIES

      Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the Trust and its preferred securities will be passed upon for the Trust and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Bruce A. Backberg, Esq., our Senior Vice President, and for the underwriters, if any, by Sullivan & Cromwell, New York, New York. Mr. Backberg may rely as to matters of New York law upon the opinion of Sullivan & Cromwell, and Sullivan & Cromwell may rely as to matters of Minnesota law upon the opinion of Mr. Backberg. As of June 30, 2002, Mr. Backberg owned, directly and indirectly, 20,289 shares of our common stock, 421 shares of our Series B Convertible Preferred Stock and currently exercisable options to purchase 85,135 additional shares of our common stock. Sullivan & Cromwell regularly provides legal services to us.

EXPERTS

      Our consolidated financial statements and financial statement schedules I through V as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, which are included in or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2001 and which have been incorporated by reference in this registration statement, have been audited by KPMG LLP, independent accountants, as set forth in their reports thereon incorporated by reference herein. The financial statements and financial statement schedules referred to above are included in reliance upon such reports of KPMG LLP, given upon the authority of such firm as experts in accounting and auditing. The audit reports covering the December 31, 2001 financial statements and schedules refer to changes in the Company’s methods of accounting for derivative instruments and hedging activities and insurance-related assessments.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on the New York Stock Exchange under the symbol “SPC”. You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Current Reports on Form 8-K filed March 5, March 13, April 26, June 3, July 16 and July 24, 2002; and

•	Proxy Statement for the Annual Meeting of Shareholders held on May 7, 2002.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102. (651) 310-7911.

      We have not included or incorporated by reference in this prospectus any separate financial statements of the Trust. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the Trust;

•	the Trust does not and will not have any independent operations other than to issue securities and to purchase and hold our subordinated debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the Trust as described in this prospectus.

      Although the Trust would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the Trust from filing this information for as long as we continue to file our information with the SEC.

7,700,000 Equity Units

(Initially Consisting of 7,700,000 Corporate Units)

The St. Paul Companies, Inc.

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Salomon Smith Barney

July 25, 2002